Exhibit 10.11

CONFIDENTIAL

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

by and between

GASIFICATION ENGINEERING CORPORATION (“GEC”)

as General Contractor

and

INDUSTRIAL CONSTRUCTION COMPANY, INC

as Contractor

Dated as of April 18, 2006

GEC/ICC/EPA	CONFIDENTIAL BUSINESS INFORMATION

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
ARTICLE II RELATIONSHIP OF OWNER, CONTRACTOR, SUBCONTRACTORS AND OTHERS		9
2.1	Status of Contractor	9
2.2	Subcontractors	9
2.4	Major Subcontracts	9
ARTICLE III CONTRACTOR’S RESPONSIBILITIES		10
3.1	Scope of Work	10
3.1.1	General Description of Work	10
3.1.2	Specific Responsibilities	10
3.2	Spare Parts	11
3.2.1	Consumable Spare Parts	11
3.2.2	Special Tools and Operating Spare Parts	11
3.2.3	Failure During Start-Up	11
3.3	Submission and Review of Drawings and Documents	12
3.3.1	Submission by Contractor	12
3.3.2	Review by Owner	12
3.3.3	Owner’s and GEC’s Right to Examine	13
3.3.4	Compliance With Drawings	13
3.3.5	Review Not Approval	13
3.4	Contractor’s Personnel and Labor Relations	13
3.4.1	Site Staff	13
3.4.2	Key Personnel	13
3.4.3	Objection to Representative	13
3.4.4	Labor Relations	13
3.4.5	Employment of Qualified Personnel	14
3.5	Governmental Authorization	14
3.6	Control of the Work	14
3.7	Cleanup; Non-Interference	14
3.8	Safety and Emergencies	15
3.8.1	Precautions	15
3.8.2	Emergencies	15
3.8.3	GEC Actions	15
3.9	Financing Assistance	15
3.10	Foreign Corrupt Practices Act	16
3.11	Compliance with Laws	16
3.11.1	Compliance and Indemnity	16
3.11.2	Divergences from Law	16
3.11.3	Changes in Law	16
3.12	Books and Records	16
3.13	Taxes and Fees	16
3.14	Access and Inspections; Correction of Defects	17
3.14.1	Right to Inspect	17
3.14.2	Correction of Defects	17
3.14.3	Tear-Out	17
3.14.4	Disclaimer	18
3.15	Security of Site; Storage and Related Matters	18
3.16	Cooperation and Non-interference	18

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3.17	Liens	19
3.17.1	Creation of Liens	19
3.17.2	Indemnity from Liens	19
3.17.3	Discharge of Liens	19
3.17.4	No Waiver of Contractor Rights	19
3.18	Hazardous Substances and Archaeological Discoveries	19
3.18.1	Existing	19
3.18.2	New	20
ARTICLE IV GEC’S RESPONSIBILITIES		20
4.1	Owner Supplied Equipment	20
4.2	Consumables, Utilities and Interconnections	20
4.3	Payment	20
4.4	Access to Site and Rights of Way	21
4.5	Governmental Authorizations	21
4.6	Operating Personnel	21
4.6.1	Gasification Operator Training	21
4.6.2	Qualified Personnel for Training	21
4.6.2	Operators	21
4.7	Coordination with Utility	22
4.8	Owner’s Representative	22
4.9	Divergences from Law	22
ARTICLE V COMMENCEMENT OF WORK		23
5.1	Commencement of Work	23
5.1.1	Reserved	23
5.1.2	Full Notice to Proceed	23
5.2	Project Schedule	23
5.2.1	Preparation	24
5.2.2	Revision and Updating	24
5.3	Progress Reports and Consultation	24
ARTICLE VI CHANGES AND FORCE MAJEURE		24
6.1	Change Orders	24
6.2	General Contractor Directed Changes	25
6.3	Contractor Changes	25
6.4	Definition of Change	25
6.5	Adjustments to Agreement	25
6.6	Performance of Changes	27
6.7	Other Provisions Unaffected	27
6.8	Force Majeure, Change in Law or Owner Delay	27
6.8.1	Notice to General Contractor	27
6.8.2	Mitigation of Event	27
6.8.3	Change in Law	28
ARTICLE VII CONTRACT PRICE; PAYMENTS TO CONTRACTOR		28
7.1	Contract Price	28
7.1.1	General	28
7.1.2	Escalation	29
7.2	Payment of Contract Price	29
7.2.1	Payment Schedule	29
7.2.2	Monthly Invoices	29
7.2.3	Monthly Payments	30
7.2.4	Final Payment	30
7.2.5	Retention	30

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7.3	Payments Not Waiver or Acceptance of Work	30
7.4	Payments Withheld	32
7.5	Payment of Subcontractors	32
7.6	Waiver of Liens	32
7.7	Interest and Disputed Invoices	32
ARTICLE VIII TITLE AND RISK OF LOSS		33
8.1	Title	33
8.1.1	Warranty of Title	33
8.1.2	Title to Work	33
8.1.3	Title to Drawings	33
8.2	Risk of Loss	33
8.2.1	Prior to Commercial Operation	33
8.2.2	After Commercial Operation	33
8.3	Use by General Contractor and Owner	34
ARTICLE IX INSURANCE		34
ARTICLE X DOCUMENTATION		41
10.1	Delivery of Job Books	41
10.2	Facility Drawings	42
10.3	Machine Readable Information	42
ARTICLE XI COMPLETION		42
11.1	Notices	42
11.2	Commissioning	42
11.3	Testing	43
11.4	Commercial Operation	43
11.4	Owner Acceptance of Completion Certificates	44
11.5	Punchlist	44
11.5.1	Punchlist Preparation	44
11.5.2	Punchlist Withholding	44
11.5.3	Correction of Punchlist Items	45
11.6	Right of Waiver	45
11.7	Long-Term Obligations	45
ARTICLE XII WARRANTY		47
12.1	General Warranty	47
12.2	Warranty Period	47
12.3	Remedy	47
12.4	Subcontractor Warranties	47
12.5	Warranty Exclusions	48
12.6	No Implied Warranties	48
ARTICLE XIII SCHEDULE AND PERFORMANCE GUARANTEES		49
13.1	Guarantee of Timely Completion	49
13.2	Performance Bond	49
13.2	Schedule Liquidated Damages	49
13.3.1	Schedule Liquidated Damages	49
13.3.2	Failure to Achieve Commercial Operation	49
13.3	Performance Guarantees and Liquidated Damages	50
13.3.1	Performance Guarantees	50
13.3.2	Liquidated Damages	50
13.3.3	Payment of Performance Liquidated Damages	50
13.4	Performance Tests	51
13.5	Contractor’s Right to Improve Performance	51

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ARTICLE XIV LIMITATION OF LIABILITY		51
14.1	Maximum Liability	51
14.2	Consequential Damages	52
14.3	Releases Valid	52
14.4	Liquidated Damages Not Penalty	52
ARTICLE XV REPRESENTATIONS OF CONTRACTOR AND GENERAL CONTRACTOR		53
15.1	Contractor Representations	53
15.1.1	Corporate Standing	53
15.1.2	No Violation of Law; Litigation	53
15.1.3	Governmental Authorizations	53
15.1.4	No Breach	53
15.1.5	Corporate Action	54
15.1.6	Investigation	54
15.2	Owner Representations	54
15.2.1	Business Organization	54
15.2.2	No Violation of Law; Litigation	54
15.2.3	Governmental Authorizations	54
15.2.4	No Breach	55
15.2.5	Corporate Action	55
ARTICLE XVI DEFAULT, TERMINATION AND SUSPENSION		55
16.1	Default by Contractor	55
16.1.1	Termination for Inability to Perform	55
16.1.2	Termination for Contractor’s Failure to Perform	56
16.1.3	General Contractor’s Rights	56
16.1.4	General Obligations	57
16.1.5	Payment Obligations	58
16.2	Optional Cancellation by GEC	58
16.2.1	Rights	58
16.2.2	Remedies	59
16.3	Termination by Contractor	59
16.3.1	Termination for Owner’s Inability to Perform	59
16.3.2	Termination for Owner’s Failure to Perform	60
16.3.3	Removal of Equipment	60
16.3.4	Payment on Termination by Contractor	60
16.4	Suspension of Work	60
16.4.1	Suspension of Work by Owner	60
16.4.2	Suspension of Work by Contractor	61
16.4.3	Adjustment and Compensation for Suspension	61
ARTICLE XVII FORCE MAJEURE		62
17.1	Meaning of Force Majeure	62
17.2	Excused Performance	62
17.3	Dispute As To Whether Force Majeure Has Occurred	63
17.4	Owner Self-Help	63
ARTICLE XVIII INDEMNITIES		64
18.1	Contractor Indemnity	64
18.2	GEC Indemnity	64
18.3	Notice	64
18.4	Defense of Claims	65
ARTICLE XIX DISPUTE RESOLUTION		65
19.1	Negotiation	65
19.2	Technical Expert	65

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19.3	Arbitration Agreement	65
19.4	Continuation of Performance	66
ARTICLE XX PROPRIETARY AND CONFIDENTIAL INFORMATION		66
20.1	Proprietary and Confidential Information	66
20.2	Notice Preceding Compelled Disclosure	66
20.3	Defininition of Confidential Information\	66
20.4	Remedies	67
20.5	Control of Software and Other Proprietary Material	67
ARTICLE XXI SECURITY		67
21.1	Surety Bonds	68
ARTICLE XXII MISCELLANEOUS PROVISIONS		68
22.1	Governing Law	68
22.2	Notice	68
22.3	Assignment	69
22.4	Miscellaneous	69
22.4.1	Entire Agreement	69
22.4.2	Amendments	70
22.4.3	Joint Effort	70
22.4.4	Captions	70
22.4.5	Severability	70
22.4.6	No Waiver	70
22.4.7	Successors and Assigns	70
22.4.8	Exhibits	70
22.4.9	Obligations	70
22.4.10	Further Assurances	70
22.4.11	Priority	70
22.4.12	Counterparts	71
22.4.13	Survival	71
EXHIBIT A-1	GUARANTEED COMPLETION DATE	73
EXHIBIT A-2	PROJECT SCHEDULE SUMMARY	74
EXHIBIT A-3	OWNER ORGANIZATION AND CONTRACTOR RELATIONSHIPS	76
EXHIBIT A-4	OWNER SUPPLIED EQUIPMENT	77
EXHIBIT B-1	SPECIFICATIONS	79
EXHIBIT B-2	EXCEPTIONS TO SITE CONDITIONS	80
EXHIBIT B-3	OWNER APPROVALS	81
EXHIBIT C-1	CONTRACT PRICE	82
EXHIBIT C-2	MILESTONE PAYMENT SCHEDULE	83
EXHIBIT C-4	LIQUIDATED DAMAGES, BONDING & BONUS PAYMENT	84
EXHIBIT D-1	GUARANTEES	87
EXHIBIT D-2	BASE CONDITIONS	89
EXHIBIT D-3	PERFORMANCE TESTING GUIDELINES	90
EXHIBIT E-1	SITE LOCATION MAPS	91
EXHIBIT F-1	LIMITED NOTICES TO PROCEED	93
EXHIBIT G-1	GOVERNMENT AUTHORIZATIONS AND AGREEMENTS TO BE OBTAINED BY CONTRACTOR	95
EXHIBIT G-2	GOVERNMENT AUTHORIZATIONS AND AGREEMENTS TO BE OBTAINED BY OWNER	96
EXHIBIT H-1	MAJOR SUBCONTRACTORS	97
EXHIBIT I-1	CONSUMABLES, UTILITIES AND INTERCONNECTIONS	98

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EXHIBIT J-1	SPECIAL TOOLS AND OPERATING SPARE PARTS	100
EXHIBIT K-1	CONTENTS OF JOB BOOKS	101
EXHIBIT L-1	LIST OF KEY CONTRACTOR PERSONNEL	102

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ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT FOR

THE LIMA ENERGY IGCC AND HYDROGEN PRODUCTION PROJECT

THIS ENGINEERING, PROCUREMENT and CONSTRUCTION AGREEMENT, dated as of April 18, 2006 (the “Effective Date”), between Gasification Engineering Corporation (“GEC”), an Ohio corporation with offices located at: Suite 2650, 312 Walnut Street, Cincinnati, Ohio 45202, USA (“General Contractor”), and Industrial Construction Company, Inc. (“ICC”), an Ohio corporation whose principal offices are located at: 10060 Brecksville Road, Brecksville, OH 44141 USA (“Contractor”). Separately GEC and ICC may be termed “Party” and collectively “Parties”.

PREAMBLE

A.

Lima Energy Company, as owner (“Owner”), desires to build a 600 MW IGCC power plant and 160 million standard cubic foot per day (“scf/d”) capacity Hydrogen (“H2”) production facility in the City of Lima, Ohio, known as the (“Project”).

B.	Lima Energy Company has contracted with GEC to serve as “General Contractor”, to provide general contracting services for the Project, and to Contract with ICC to provide comprehensive day to day Engineering, Procurement, and Construction services for the Project. Through the Owner’s contract with GEC, the Owner will endeavor to meet the Owner’s obligations specified in this Agreement.

C.	GEC is a wholly owned subsidiary of Global Energy, Inc, and will provide General Contracting and Engineering Services for the Project.

D.	ICC, as Contractor, desires to implement a design build team approach for executing the project, and itself or through its subcontractors, desires to provide engineering, procurement and construction services, for the Project.

E.	Lima Energy Company will procure, with the assistance of GEC, certain major equipment designated herein.

NOW THEREFORE, GEC and ICC agree as follows:

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ARTICLE I

DEFINITIONS

Capitalized terms used without other definition shall have the meanings specified in this Article I, unless the context clearly requires otherwise.

“Agreement” shall mean this engineering, procurement and construction (“EPC”) contract, consisting of Articles 1 through 22 of the document and all Exhibits annexed hereto, as it may be amended, modified or supplemented from time to time by written agreement of the Parties.

“Availability Test” shall have the meaning set forth in Exhibit D-3.

“Base Conditions” shall have the meaning set forth in Exhibit D-2.

“Business Day” shall mean every day other than a Saturday, Sunday or a day which is a legal holiday in the location of the Project, or the place where the Party is located. Otherwise, the term “Day” or Days shall refer to a calendar day.

“Change” shall have the meaning set forth for such term in Section 6.4.

“Change In Law” shall have the meaning set forth for such term in Section 6.8.3.

“Change Order” shall mean a written order pursuant to Article VI signed by GEC and Contractor adjusting the Work under the Agreement as provided in Section 6.5 as appropriate in connection with a change by GEC or Contractor to the Work as provided in Article 6 or other impact to the Work as provided in the Agreement.

“Commissioning” shall have the meaning set forth in Section 11.2.

“Commercial Operation” shall have the meaning given to such term in Article XI.

“Contract Price” shall have the meaning given to such term in Exhibit C-1.

“Contractor” shall have the meaning specified for such term in the preamble to this Agreement.

“Contractor Liens” shall have the meaning set forth in Section 3.17.1.

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“Corrected Heat Rate” shall mean the thermal efficiency of the Facility expressed as a ratio of fuel consumed to a unit of electric power output, as measured during a Heat Rate Test and corrected from test conditions to Base Conditions by the methods described in Exhibit D-3.

“Corrected Net Electrical Output” shall mean the electric output of the Facility net of the auxiliary loads as measured during a Net Electrical Output Test and corrected from test conditions to Base Conditions by the methods described in Exhibit D-3.

“Day(s)” means calendar days unless otherwise specifically described.

“Default Rate” shall have the meaning set forth in Exhibit C-1.

“Design Build Team” (DBT) shall mean those Key Subcontractors and engineering firms engaged by the Contractor to implement the project, and whose responsibilities are defined in Exhibit L herein.

“Electrical Output Test” shall mean the tests conducted in accordance with the procedures developed pursuant to the guidelines set forth in Exhibit D-3.

“Emissions Guarantee” shall mean the emission limits set forth in Exhibit D-1.

“Emissions Test” shall mean the tests, conducted in accordance with the procedures developed pursuant to the guidelines set forth in Exhibit D-3.

“Equipment” shall mean the equipment, material, spare parts, special tools and supplies which are to be provided by Contractor and become part of the Facility.

“Facility” shall mean this grass-roots IGCC and hydrogen production facility, and all associated facilities described in Exhibit B-1.

“Force Majeure” shall have the meaning set forth in Section 17.1.

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“Generally Accepted Engineering Practice” or “GAEP” shall mean those practices, methods, techniques and standards in effect in the independent power industry, as well as the chemical process industry, at the time of performance of the Work, that are commonly used in prudent engineering and construction of each relevant area of the facility, to design and construct equipment of similar size and type as the Facility.

“Governmental Authority” shall mean the governmental, administrative and municipal authorities, including, without limitation, any ministry, department, state, municipality, city, or commission which has authority over the Work.

“Governmental Authorizations” shall mean the permits, licenses, or similar approvals required to be obtained by the Parties’ respectively as provided in the Agreement that are necessary for the construction and operation of the Facility.

“Guaranteed Completion Date” shall have the meaning as set forth in Exhibit A-1 as such date shall be adjusted for events, conditions and/or delays outside of Contractor’s reasonable control or as otherwise provided for herein.

“Hazardous Substances” shall mean any waste or contamination regulated or governed by any Governmental Authority, or any waste or contamination now or hereafter deemed by any court or Governmental Authority having jurisdiction to be a “regulated waste”, “hazardous waste”, “toxic waste”, “pesticide”, or any similar classification including by reason of deleterious properties, ignitability, corrosivity, reactivity, carcinogenicity or reproductive toxicity. This definition explicitly and solely relates to contamination at the Site, whether of soil or groundwater or otherwise. This definition explicitly does not relate to hazardous materials as the term is commonly used by Department of Transportation of chemical products in commercial use.

“Heat Rate Guarantee” shall have the value set forth in Exhibit D-1.

“Heat Rate Test” shall mean a test conducted in accordance with the procedures developed pursuant to the guidelines set forth in Exhibit D-3.

“Integrated Gasification Combined Cycle or “IGCC” shall mean the feedstock receipt, storage and handling, gasification system, synthesis gas processing, combined cycle power plant, and ancillary buildings and structure components mechanically and operationally integrated to function as a unified Facility.

“Invoice” shall mean Contractor’s monthly request for payment in accordance with Section 7.2.2.

“kW” shall mean kilowatts.

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“kWh” or “KWh” shall mean kilowatt-hours.

“Law” shall mean any written applicable constitution, statute, law, ordinance, regulation, or order or decree of any Governmental Authority in effect on the date of execution of this Agreement.

“Lender” shall mean lenders, institutions, note holders or bondholders providing or guaranteeing financing or refinancing to Owner for the engineering, procurement, construction, operation and maintenance of the Facility, and any agent or trustee therefor.

“Limited Notice to Proceed” (LNTP) shall have the meaning set forth in Section 5.1.

“Liquidated Damages” shall mean Performance Liquidated Damages and Performance Liquidated Damages.

“Major Subcontract” shall mean any Subcontract that is awarded to a Major Subcontractor.

“Major Subcontractor” shall mean any Subcontractor to Contractor having an expected contract value in excess of $500,000 and as designated in Exhibit G.

“Mechanical Completion” shall mean, with respect to each unit, system, phase or component of the Facility, the completion of the Work relating thereto, which includes setting of the applicable equipment on foundations; connecting such equipment to other applicable equipment with piping, wiring, controls, and safety systems; ensuring that such equipment and such related operating systems are individually cleaned, leak checked, lubricated, energized, calibrated and point-to-point checked to verify that such equipment and such related operating systems have been correctly installed so as to respond to simulated test signals equivalent to actual signals received during operation; and ensuring that such equipment and related operating systems are ready for initial operation, adjustment and testing and may be so operated, adjusted and tested without damage thereto or to any other property and without injury to any person. Mechanical Completion shall include but not be limited to the following pre-commissioning activities with respect to the applicable unit, system phase or component: stroking of control valves, phase rotation of electrical equipment, and continuity of other electrical circuits (including loop checks) and response of controls and control equipment.

“Milestone Payment Schedule” shall mean the milestone payment schedule as set forth in Exhibit C-2.

“Minimum Performance Guarantees” shall mean the guarantees set forth in Exhibit D-1.

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“Month” or “month” shall mean a calendar month (in accordance with the Gregorian calendar).

“MW” shall mean megawatts.

“Notice to Proceed” or “Full Notice to Proceed (FNTP) shall have the meaning set forth in Section 5.1.2.

“Notice to Proceed Effective Date” or “Full Notice to Proceed Effective Date” shall have the meaning set forth in Section 5.1.2.

“Operator” shall mean either the entity under contract to Owner for the operation and maintenance of the Facility, if any, or the Owner.

“Owner” shall have the meaning set forth in the preamble to this Agreement.

“Owner Delay” means any delay by Owner or GEC in performing obligations under this Agreement, which delay adversely affects Contractor’s cost, schedule or other performance under this Agreement.

“Owner Indemnities” means Owner, GEC, Lender and each of their respective affiliates, successors, assigns, officers, directors and employees.

“Performance Bond” means the bond posted by ICC, or its Key Subcontractors, to assure completion in accordance with cost, schedule, and operational performance requirements, as defined herein.

“Performance Guarantees” also “Guaranteed Performance” shall mean the guarantees set forth in Exhibit D-1.

“Performance Test” and “Performance Testing” shall mean any of the Performance Tests set forth in Exhibit D-1.

“Person” shall mean any individual, corporation, partnership, joint venture, trust, unincorporated organization, association or Governmental Authority.

“Project” shall have the meaning set forth in the Preamble to this Agreement.

“Project Description” means the companion document to this Agreement that provides specification and design standard requirements, in addition to information on various major vender supply packages.

“Project Schedule” shall have the meaning set forth in Section 5.2.

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“Project Schedule Summary” shall mean the summary schedule set forth in Exhibit A-2.

“Punchlist” shall have the meaning set forth in Section 11.6.

“Punchlist Item” means those administrative items or other minor items of the Work, and consistent with GAEP, the omission of which would not adversely affect the safety, performance, or reliability of the start up and testing or Commercial Operation of a component or the Facility, including but not limited to painting, insulation repairs, labels and landscaping.

“Punchlist Withholding” shall have the meaning set forth in Section 11.6.2.

“Replacement Contractor” shall have the meaning set forth in Section 16.1.3.

“Retention” shall have the meaning set forth in Section 7.2.5.

“Schedule Liquidated Damages” shall have the meaning set forth in Exhibit C-3.

“Scope of Work” shall mean the description of Work to be performed and Equipment to be provided by Contractor set forth in Article III.

“Site” shall mean the real property described in Exhibit E, which site is owned in fee by Owner.

“Sound Level Guarantee” shall mean the sound level limits set forth in Exhibit D-1.

“Sound Level Test” shall mean a test conducted in accordance with the procedures developed pursuant to the guidelines set forth in Exhibit D-3.

“Specifications” shall mean the specifications set forth in Exhibit B-1.

“Subcontract” shall mean an agreement between Contractor and a Subcontractor or a Subcontractor and any other Subcontractor for the performance of any portion of the Work.

“Subcontractor” shall mean any subcontractor, vendor or supplier of equipment, materials or services under contract to Contractor or any Subcontractor or any person engaged or employed by any such Subcontractor in connection with the performance of any portion of the Work.

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“Success Bonus” shall have the meaning set forth in Exhibit C-3.

“Technical Expert” shall have the meaning set forth in Section 19.2.

“Technical Limits” shall mean the limits and restrictions relating to the operation and maintenance of the Facility, as set forth in the Exhibit B-1.

“Testing” shall have the meaning set forth in Section 11.3.

“USD, U.S. Dollars or $” shall mean lawful currency of the United States of America.

“Utility” shall mean American Electric Power (AEP) or its designated affiliate, whose service territory the facility is in, or PJM, the Regional Transmission Operator (RTO) to whom AEP is or has transferred operational responsibility under FERC.

“Warranty Period” shall have the meaning set forth in Section 12.2.

“Work” shall mean the obligations, duties and responsibilities assigned to or undertaken by Contractor pursuant to this Agreement.

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ARTICLE II

RELATIONSHIP OF GEC, CONTRACTOR, SUBCONTRACTORS AND OTHERS

2.1 Status of Contractor.

Contractor shall perform and execute the provisions of this Agreement as an independent contractor and shall not be an agent or employee of GEC, unless otherwise provided herein.

2.2 Subcontractors.

GEC acknowledge and agree that Contractor intends to have portions of the Work accomplished by Subcontractors. No contractual relationship shall exist between GEC and any Subcontractor with respect to the Work to be performed pursuant to this Agreement, and no Subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement except as expressly set forth herein. Contractor agrees that except as otherwise provided in this Agreement Contractor shall be responsible to GEC for the acts and omissions of Subcontractors and of persons directly employed by them, as it is for the acts or omissions of persons directly employed by Contractor. Entry into any Subcontract shall not relieve Contractor of any of its obligations to perform the Work in accordance with this Agreement.

2.3 Major Subcontracts.

Exhibit H is a list of the potential Major Subcontractors which Contractor and GEC have agreed are approved for the Major Subcontracts. In the event that Contractor is considering the selection of an entity not listed in Exhibit H for a Major Subcontract, then Contractor shall notify GEC in writing of the proposed Subcontractor at the earliest practical point in the selection process and furnish to GEC information with respect to Contractor’s selection criteria. Contractor shall request GEC’s written consent to any such proposed Major Subcontractor and such consent not to be unreasonably withheld. If GEC has neither responded to the notice nor consented to the proposed Major Subcontractor after five business days following receipt of Contractor’s notice, such Major Subcontractor shall be deemed approved. If GEC has refused to consent, it shall identify in writing its reasonable basis for such rejection within such 5-day period; then Contractor shall not enter into a Subcontract with such proposed Subcontractor. All other Subcontracts may be executed without prior notice or approval from GEC or others. GEC agrees to promptly cooperate with Contractor to resolve any difference between them regarding such non-approval.

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ARTICLE III

CONTRACTOR’S RESPONSIBILITIES

3.1 Scope of Work.

3.1.1 General Description of Work. Contractor shall design and build the Facility located on the Site in conformity with the requirements set forth in this Agreement that will meet the Performance Guarantees. Contractor shall furnish, undertake, provide or cause to be provided, services, supervision, testing, labor, personnel, materials, supplies, equipment and machinery necessary to engineer, design, procure, construct, commission and test the Facility in accordance with GAEP and the provisions of this Agreement. For this IGCC Facility, GAEP shall include proper and effective coordination of design standards and criteria of the two respective industry sectors represented (i.e. power and process). Where this Agreement describes the Scope of Work in general terms, but not in complete detail, it is understood and agreed that the Scope of Work includes any incidental work which can be reasonably inferred as required and necessary to complete Contractor’s Work in accordance with this Agreement. Work shall also conform to certain requirements that are specified in permit and certificates from regulatory agencies.

3.1.2 Specific Responsibilities. Without limiting the generality of Section 3.1.1 above, Contractor shall:

3.1.2.1	Prepare a conceptual design, the detailed design of the entire Facility, and construct the Facility such that it conforms generally to the Specifications and the Scope of Work and meets the Guaranteed Performance requirements described in this Agreement;

3.1.2.2	Perform improvements to the Site, required by the Specifications and Scope of Work including the demolition of existing buildings or structures (including proper management of any insulation or painted surfaces that may exist and qualify as a Hazardous Substance), clearing, grubbing, cutting, excavating, filling, or compacting of the Site and the removal or importation of related materials (except for the handling, remediation or removal of any preexisting Hazardous Substances, Hazardous Substances introduced to the Site by a source independent of Contractor at any time or archeological discoveries);

3.1.2.3	Procure, supply, expedite, ship and transport the Equipment to the Site, and unload and store the Equipment until ready for installation;

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3.1.2.4	Provide construction, construction management, construction equipment, construction tools, lubricants and chemicals for construction activities, welding rods and construction equipment fuel for the construction of the Facility in accordance with this Agreement, except for those items to be furnished by GEC as set forth in Section 4.1;

3.1.2.5	Accept responsibility for maintaining an environmentally clean site and avoiding spills and contamination of the site;

3.1.2.6	Manage and direct the commissioning and performance testing of the Facility applying Contractor’s procedures and using the qualified and competent operating personnel required to be provided by GEC hereunder;

3.1.2.7	Conduct the training appropriate to the Operating Manuals and in accordance with a training program to be jointly prepared;

3.1.2.8	Assist GEC in planning, submitting appropriate documents and participating in Ohio Power Siting Board (OPSB) and City of Lima related required meetings, as required by the OPSB Certificate;

3.1.2.9	Ensure work is scheduled to enable testing, which includes emission compliance stack testing, to be accomplished within 180-calendar days of first-fire of combustion turbines, as required by permit; and

3.1.2.10	Ensure that all combustion turbine fuel usage is accounted for by type and quantity, beginning with first-fire, as required by permit.

3.2 Spare Parts.

3.2.1 Consumable Spare Parts. Contractor shall provide the spare parts and special tools necessary for the start-up and testing of the Facility prior to Commissioning.

3.2.2 Special Tools and Operating Spare Parts. Contractor shall provide a list of special tools and recommended operating spare parts required after Commercial Operation as is specified in Exhibit J.

3.2.3 Failure During Start-Up. Should any Equipment fail prior to Commercial Operation, spare parts may be withdrawn from GEC’s stock of operations and maintenance stores and the Equipment that failed returned to operating condition. Contractor shall at its cost promptly replace such withdrawn spare parts with new spare parts of the same type.

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3.3 Submission and Review of Drawings and Documents.

3.3.1 Submission by Contractor. Contractor shall submit to GEC, throughout the duration of this Agreement, current copies of Facility drawings and document lists, and Contractor shall provide or cause to be provided to GEC, within thirty (30) days following the Notice to Proceed Date, a submittal schedule setting out the anticipated dates of issue of such anticipated drawings and documents. Contractor shall transmit to GEC in a timely fashion the drawings and documents which Contractor prepares and which GEC reasonably requests for review consistent with Contractor’s preparation schedule.

3.3.2 Review by Owner. Owner shall have the right to approve only those drawings and documents included in Exhibit B-3 designated as being subject to Owner’s approval. Owner’s approval shall not be unreasonably withheld or delayed. Owner shall notify GEC of any defects or deficiencies within ten (10) Days of submittal of any drawing or document required to be submitted to it for approval under this Section 3.3.2. If Owner fails to respond within such ten (10) Day period, then the submitted drawing or document shall be deemed to have been approved by Owner. Contractor shall, within ten (10) Days following receipt of any drawing or document containing an Owner identified defect or deficiency, amend such drawing or document or otherwise take account of or respond to Owner and shall resubmit such drawing or document for Owner’s approval. Owner shall notify Contractor of any comments it may have with respect to Contractor’s response within seven (7) Days of its submittal. Contractor shall reasonably endeavor to implement and accommodate within any such drawing or document submitted for approval and within the method, manner or sequence of carrying out the Work, Owner’s comments relating to such drawing or document (including comments on matters of safety and ease of operation and maintenance of the Facility) provided such comments are required to comply with the Specifications. Owner shall not review or comment on any drawing or document submitted for information except on the grounds that the drawing or document is not in accordance with the Specification, save that the Owner shall always be entitled to comment on or require a change to any such drawing or document by directing a Change Order pursuant to Article 6. Further, Owner’s lender shall have the right, and be afforded timely opportunity, to review and approve any individual change estimated to cost $250,000 or more. Such review will be by the Lender’s independent engineer. If Lender or Lender’s independent engineer fails to respond within five (5) business days after receipt of a request for a Change or Changes by the Lender’s Engineer, such Change or Changes shall be deemed to have been approved by Lender and Owner.

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3.3.3 Owner’s and GEC’s Right to Examine. Owner, GEC, and their authorized representatives shall have the right, during normal working hours and on reasonable notice, at the premises of the Contractor or Subcontractor to examine drawings or documents which have been or are being prepared by Contractor or any Subcontractor for the purposes of this Agreement, except drawings or documents containing proprietary manufacturing know-how which is confidential to its owner.

3.3.4 Compliance With Drawings. Contractor shall perform the Work and require that materials and equipment are procured and supplied substantially in accordance with the final drawings and documents submitted by Contractor to GEC under this Section 3.3. If Contractor departs in any material respect from any drawings or documents previously submitted to GEC, it shall submit an amended drawing or document to GEC for its review in accordance with the foregoing provisions of this Section 3.3.

3.3.5 Review Not Approval. Owner’s or GEC’s review or approval of any drawing or document shall not be construed as constituting approval of Contractor’s Work, nor shall Owner’s or GEC’s failure to review or failure to comment be construed as approval or disapproval. Contractor shall retain responsibility to provide a facility that meets the requirements of this Agreement, including the requirements of the Specifications, regardless of whether or not Owner or GEC has reviewed or approved Contractor’s drawings or documents.

3.4 Contractor’s Personnel and Labor Relations.

3.4.1 Site Staff. Contractor shall require that there are at the Site sufficient suitably qualified and experienced personnel to manage and perform the Work at the Site and to direct the operating and maintenance personnel in the commissioning and testing of the Facility.

3.4.2 Key Personnel. Contractor shall appoint suitably qualified and experienced persons to fill the posts listed in Exhibit L. Contractor shall exercise reasonable efforts to keep such personnel employed in connection with the Work as long as reasonably necessary to fulfill Contractor’s obligations under this Agreement and Contractor shall provide appropriate notice to GEC prior to the Key Personnel’s removal or replacement. Contractor shall submit the resumes of the personnel nominated to fill the positions listed on Exhibit L to GEC for review.

3.4.3 Objection to Representative. GEC shall be entitled by notice to Contractor to object to any representative or person employed by Contractor or any Subcontractor in the execution of the Work who is incompetent or negligent, or engages in misconduct, and Contractor shall promptly take reasonable measures to resolve GEC’s concern.

3.4.4 Labor Relations. Contractor shall use reasonable efforts in the employment of labor and Subcontractors (whether directly or indirectly employed) so as not to cause

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any conflict or interference with or between the various trades, or any delay in the performance of Contractor’s obligations. Contractor shall be responsible for labor relations matters relating to the Work and shall use reasonable efforts to maintain harmony. Contractor shall use reasonable efforts and judgment as an experienced contractor to adopt and implement policies and practices designed to avoid work stoppages, slowdowns, disputes and strikes.

3.4.5 Employment of Qualified Personnel. Whenever required by Law or GAEP, Contractor agrees to employ licensed personnel to perform engineering, design, architectural or other professional services in the performance of the Work.

3.5 Governmental Authorization. Contractor shall endeavor to obtain in a timely manner the Governmental Authorizations listed in Exhibit G-1, other local construction Governmental Authorizations related to construction work on the Site for which contractors typically are responsible and any completion certificates required by applicable Law certifying that the Facility has been built in accordance with such Governmental Authorizations. Contractor shall give the notices and pay the fees required to be given or paid to any Governmental Authority in relation to any such Governmental Authorizations, which are the responsibility of Contractor. Contractor shall use reasonable efforts (including, but not limited to, providing documents and information reasonably requested by Owner) to assist Owner in its efforts to obtain the Governmental Authorizations required pursuant to Exhibit G-2.

3.6 Control of the Work.

Contractor shall be solely responsible, subject to review and consultation with GEC, for construction means, methods, techniques, sequences, procedures, safety and security programs in connection with the performance of the Work.

3.7 Cleanup; Non-Interference.

Contractor shall keep the Site reasonably free from waste materials or rubbish caused by its activities. During the period from Mechanical Completion until Commercial Operation, Contractor shall endeavor not to unreasonably interfere with the operation of the Facility. As soon as practicable after Mechanical Completion, Contractor shall remove its equipment and materials not constituting part of the Facility and not reasonably required by Contractor in connection with its achievement of Commercial Operation and shall completely remove waste material and rubbish from the Site and from surrounding areas to the extent generated by Contractor.

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3.8 Safety and Emergencies.

3.8.1 Precautions. Contractor shall be responsible for the safety of its operations and the operations of each Subcontractor. Contractor shall initiate and maintain reasonable safety precautions and programs designed to promote safety and prevent injury to persons or damage to property on, about or adjacent to the Site. Contractor shall erect and maintain reasonable safeguards for the protection of workers and the public. Contractor shall exercise reasonable efforts to eliminate or abate reasonably foreseeable safety hazards created by or otherwise resulting from performance of the Work. At least thirty (30) Days prior to commencement of activities at the Site, Contractor shall submit to GEC for review a safety and security plan. GEC and its consultants, representatives, lenders, etc. shall at all times adhere to Contractor’s safety and security plans and programs.

3.8.2 Emergencies. In the event of any emergency endangering life or property of which Contractor is aware, Contractor shall take such action as may be necessary to prevent, avoid or mitigate injury, damage or loss and shall promptly notify GEC of any such emergency and the actions taken by Contractor. An emergency that was not created by the Contractor shall constitute a Change entitling Contractor to a Change Order to make appropriate adjustments under the Agreement as provided in Section 6.5.

3.8.3 GEC Actions. Whenever Contractor has not complied with its obligations set forth in Section 3.8.1 or 3.8.2, creating an emergency requiring immediate action, then GEC may take reasonable precautions, but the taking of such action by GEC or GEC’s failure to do so shall not limit the Contractor’s liability or its obligations under this Agreement. Contractor shall reimburse GEC for the reasonable costs incurred by GEC in taking such precautions. Upon Commercial Operation, Owner shall assume responsibility for safety and security of the Facility.

3.9 Financing Assistance. Contractor agrees that it will make reasonably available to GEC, Owner, and the Lender (and any independent engineer or other consultants retained by Lender) information relating to the status of the Work, including but not limited to information relating to the design, engineering, construction and testing of the Facility. GEC will ensure that requests for information are reasonable in scope and frequency.

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3.10 Foreign Corrupt Practices Act.

Neither Party shall act in violation of the U.S. Foreign Corrupt Practices Act, and in connection therewith shall not make any payments, loans, or gifts, directly or indirectly, to or for the use or benefit of any official, employee, agency or instrumentality of any government, political party or candidate thereof, or any other Person, the payment of which would violate the Laws of the United States of America, or the country or countries where the Work is performed.

3.11 Compliance with Laws.

3.11.1 Compliance and Indemnity. In the performance of this Agreement and the carrying out of the Work hereunder, Contractor shall, and shall require its Subcontractors to, ascertain and comply with applicable Laws and Contractor agrees to indemnify GEC and the GEC Indemnities from and against any fines, penalties, related costs and expenses arising from Contractor’s failure to comply with such Laws in connection with the performance of the Work.

3.11.2 Divergences from Law. If Contractor becomes aware of any divergence between any applicable Law and the Specifications, Scope of Work or any other provision of this Agreement, it shall promptly give GEC written notice specifying the divergence and its proposed Change for remedying such divergence. Following execution of an appropriate Change Order, which shall provide for any change in the Contract Price, Project Schedule or other terms of this Agreement arising from the Change in Law, Contractor shall complete the Work in accordance with such Change Order.

3.11.3 Changes in Law. If and to the extent that any Change in Law has an adverse cost or schedule impact or otherwise adversely affects Contractor’s rights and/or obligations under the Agreement, such Change in Law shall entitle Contractor to a Change Order to make appropriate adjustments under the Agreement as provided in Section 6.5. and be treated as if it were a Change directed by GEC to which the provisions of Article VI shall apply.

3.12 Books and Records.

Contractor shall keep and shall cause its Subcontractors to keep such books, records and accounts as may be necessary for compliance with its obligations under this Agreement. GEC shall have the right, using a nationally recognized accounting firm, to audit Contractor records to verify costs in connection with a Change Order which is paid on a reimbursable basis (other than multipliers or other percentages or amounts fixed as part of the reimbursable basis).

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3.13 Taxes and Fees.

Contractor shall be responsible for payment of all payroll tax for its employees, sales taxes on consumables and rental equipment, and any taxes on its income or profits. Owner shall pay all other taxes and fees imposed with respect to the Project or Facility, including (but not by way of limiting) any sales or personal property taxes on Equipment.

3.14 Access and Inspections; Correction of Defects.

3.14.1 Right to Inspect. Owner, GEC, and their authorized representatives who have a reasonable basis to observe the Work and are not competitors of Contractor, including any Lender or a representative of any Lender, shall at reasonable times during normal business hours have access to any place where Work is being performed including the design and manufacturing facilities of Contractor and any Subcontractor to observe the Work and upon reasonable advance notice to Contractor and subject to compliance with reasonable safety precautions, have the right to maintain a reasonable presence at the Site. GEC shall be responsible for all costs associated with its presence, including representatives and/or lenders, incidental to its presence on the Site. Such persons shall have the right to be present during start-up, commissioning and testing, whether on or off the Site, and shall, by way of example and not limitation, have access to test procedures, quality control reports and test reports and data, including Equipment adjustment, installation and alignment data. In order to allow Owner or GEC or their authorized representatives to be present, Contractor shall give GEC reasonable advance notice (including use of the Project Schedule as constructive notice) of any major system or equipment check-out or testing with respect to which GEC specifically requests advance notice. Contractor also shall provide any other information in its possession relating to the Facility or this Agreement reasonably requested by GEC or any of its authorized representatives other than proprietary information or information relating to its costs, expenses, profits or losses in performing this Agreement. Any such authorized representative shall not interfere with Contractor’s performance of the Work

3.14.2 Correction of Defects. Contractor shall correct any part of the Work which is defective or not in accordance with this Agreement as required to achieve Commercial Operation. In the event that any part of the Work is discovered to be in a defective condition or not conforming to this Agreement after Commercial Operation, correction of such defective condition shall be governed by Article XII of this Agreement.

3.14.3 Tear-Out. In the event GEC requests Contractor to tear out Work to permit GEC to inspect previously covered Work, and (i) such tear-out is required as a result of Contractor’s failure to notify GEC that Work was ready for GEC inspection and GEC had timely notified Contractor of its desire to make such inspection and GEC was entitled to inspect the Work in question under the Agreement or (ii) the Work inspected is defective, then Contractor shall bear the cost of such tear-out, repair and replacement. In all other cases, GEC shall bear such costs and GEC shall execute a Change to make appropriate adjustments under the Agreement as provided in Section 6.5. covering such costs and granting a time extension, if appropriate.

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3.14.4 Disclaimer. No inspection or review by GEC or its representatives shall constitute an approval, endorsement or confirmation of any drawing, plan, specification, bidder, Equipment, or Work or an acknowledgment that drawing, plan, specification, bidder, Equipment or Work satisfies the requirements of this Agreement; nor shall any such inspection or review relieve Contractor of any of its obligations to perform the Work and furnish the Contractor Equipment so that the Facility, when complete, satisfies the requirements of this Agreement.

3.15 Security of Site; Storage and Related Matters.

Contractor shall warehouse or otherwise provide appropriate storage for Equipment at or in the vicinity of the Site. Contractor shall be responsible for the proper fencing, guarding, lighting and security of the Work and Equipment on the Site and for the proper provision of temporary roadways and footways on the Site as far as may be necessary to secure the Work. Equipment which is stored at a location other than on the Site shall be segregated from other goods as appropriate and Contractor shall be responsible for the security and protection of the Equipment stored or warehoused off the Site.

3.16 Cooperation and Non-interference.

Contractor acknowledges and accepts that GEC may engage other Persons to perform work or provide services adjacent to the Facility, which are not part of the Work (the “Out of Scope Construction”). Contractor agrees to cooperate in good faith and use its reasonable efforts to coordinate performance of the Work so as to enable any Person performing the Out of Scope Construction to complete its work in a timely and efficient manner. However, any Out of Scope Construction which interferes with the Work will provide the basis for a Change.

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3.17 Liens.

3.17.1 Creation of Liens. Provided and to the extent Contractor is being paid on a current basis pursuant to this Agreement, Contractor shall promptly discharge in accordance with Law any mechanic’s or similar lien (each a “Contractor Lien”) that is filed against the Site or Facility or any part or interest therein by one of its Subcontractors. Contractor shall immediately notify GEC of the assertion of any Contractor Lien.

3.17.2 Indemnity from Liens. Provided and to the extent Contractor is paid on a current basis pursuant to this Agreement, Contractor shall indemnify, defend and protect Owner and the Owner Indemnities from and against Contractor Liens. This indemnity shall survive the termination of this Agreement.

3.17.3 Discharge of Liens. Subject to Section 7.2.4 and 7.4., if Contractor fails to promptly discharge a Contractor Lien as required in Section 3.17.1, or provide GEC security in the amount thereof, within thirty (30) days of written notice to the Contractor from the GEC of the existence thereof, GEC may withhold the amount of the Contractor Lien from amounts due Contractor until such time as the lien is discharged.

3.17.4 No Waiver of Contractor Rights. Nothing in this Section 3.17 shall be construed as a limitation on or waiver by Contractor of any of its rights to encumber the Facility or the Site as security for any payments owed to it by GEC hereunder.

3.18 Hazardous Substances and Archaeological Discoveries.

3.18.1 Existing. Upon the discovery of any Hazardous Substances existing on or under the Site (i.e. not brought onto the Site by Contractor or its Subcontractors), or of any article of value or antiquity or of archaeological interest, Contractor shall (i) promptly cease work in the affected area and direct its workers and Subcontractors not to remove or further disturb the material or item; (ii) promptly notify GEC of such discovery; (iii) use reasonable efforts to mitigate the effects of any such discovery on the Site, any property or person, and the performance of the Work and (iv) follow any reasonable directions of GEC or its representatives with respect to such discoveries. Contractor shall not be required to handle, remove or remediate any existing Hazardous Substances. GEC may have Contractor remedy certain contamination by Change Request, and Contractor shall be entitled to a Change Order to make appropriate adjustments under the Agreement as provided in Section 6.5 for the impact if any, resulting from such discovery or GEC’s directions with respect to such discovery. Any item of value or archaeological interest shall, as between GEC and Contractor, be deemed the property of GEC.

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3.18.2 New. Contractor shall provide GEC a list of any known Hazardous Substances to be installed or otherwise incorporated into the Facility or used in performing the Work. Contractor shall not, nor shall it permit any Subcontractor, directly or indirectly, to bring any other Hazardous Substances in any material quantity on the Site or to permit the manufacture, storage, transmission or presence of any Hazardous Substance over or upon the Site except in accordance with applicable Law or to release, discharge or otherwise dispose of any Hazardous Substances on the Site. Contractor shall be liable for and shall perform necessary clean-up, removal and remediation of any Hazardous Substances for which it is responsible under this Section 3.18.2 (i.e., those brought onto the Site by Contractor or its Subcontractors).

ARTICLE IV

GEC RESPONSIBILITIES

4.1 Owner Supplied Equipment

GEC shall ensure that Owner supplied equipment will be delivered to the Site and completely assembled per contract documents for acceptance by Contractor by the dates established in the Project Schedule herein and as set forth in Exhibit A-2.

Failure in this shall relieve Contractor of completion delay penalties until a new Guaranteed Completion Date is mutually agreed.

For any Owner Supplied Equipment delivered to the Site incomplete or otherwise not in accordance with its purchase agreement, GEC shall have the option to have the supplier complete the assembly before turning it over to the Contractor, or to assign such work to the Contractor via Change Order. The Change Order will estimate both cost and schedule impacts associated with this Work, whether done on a lump sum or time and material basis. Upon completion of the Work, and within the scope of the Change Order, the Contractor shall provide the GEC with a report confirming or amending the cost and schedule impact and recommending a recovery plan if warranted to maintain schedule.

4.2 Consumables, Utilities and Interconnections.

GEC shall, within the time frame set forth in Exhibit H, provide and to the extent specified, pay for the utilities, items and services set forth in Exhibit I.

4.3 Payment.

GEC shall pay within the specified timeframe the Milestone Payments and all other sums, if any, required to be paid by it to Contractor pursuant to the terms of this

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Agreement, in each case in accordance with the provisions of Article VII. If requested by Contractor, GEC shall provide Contractor as a condition of issuing an effective Notice to Proceed evidence which reasonably demonstrates GEC’s financial ability to pay Contractor for the entire Project.

4.4 Access to Site and Rights of Way.

GEC shall provide at GEC’s expense, commencing not later than the date specified in Exhibit A-2, access to the Site and shall continue to provide Contractor and Subcontractors with unrestricted access to the Site until Commercial Operation GEC will arrange for all easements or other rights of way required for access to the Site and performance of the Work until Commercial Operation.

4.5 Governmental Authorizations.

GEC, on behalf of or direction of the Owner, shall be responsible at its expense for obtaining or causing to be obtained, the Governmental Authorizations listed in Exhibit G-2 and all other Governmental Authorizations required in order for the Facility to be located and operated at the Site, consistent with Contractor’s Project Schedule, and GEC shall promptly deliver to Contractor copies of all such Governmental Authorizations, including all building permits.

4.6 Operating Personnel.

4.6.1 Gasification Operator Training. At the direction of GEC, Owner will, at its expense and in sufficient time, arrange for and provide appropriate training and qualification for selected operator and maintenance personnel in the use of the selected gasification technology, under the guidance of GEC. Some training may also be at GEC offices.

4.6.2 Qualified Personnel for Training. Owner will, at its expense and in sufficient time after reasonable notice from Contractor, provide or cause to be provided suitably qualified and, where necessary, licensed operators in the number requested by Contractor for training by Contractor. GEC will supply, or cause to be supplied, such small tools, classrooms office equipment and other similar equipment not provided by Contractor hereunder necessary to facilitate on-the-job training of the operations personnel as Contractor shall have notified GEC in adequate time will be required.

4.6.3 Operators. Subsequent to such training, Owner will provide at its expense such operators to Contractor for the purpose of shadowing or assisting Contractor during commissioning and start-up activities, and continuing through commissioning and performance testing of the Facility until Commercial Operation. Such operators will work under the control and supervision of the Owner but shall take technical direction from Contractor until Commercial Operation.

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4.7 Coordination with Utility.

Owner, at the direction of GEC, will be responsible at all times for coordinating and communicating with the Utility with respect to all matters, including the submission of notices and other documents and the handling and processing of comments given by the Utility.

4.8 Owner’s Representative.

Owner plans to designate a representative (the “Owner’s Representative”), who is mutually acceptable to Owner, GEC, and Contractor, which acceptance shall not be withheld unreasonably, and who shall be authorized to act on behalf of Owner, with whom GEC may consult at all reasonable times, and whose instructions, approvals, requests and decisions shall be binding upon Owner as to all matters pertaining to this Agreement and the performance of Owner hereunder. Owner may change the Owner’s Representative at any time by written notice to GEC. Decisions and approvals by the Owner’s Representative will comply with the terms of this Agreement and Laws and will not be unreasonably withheld or delayed.

4.9 Divergences from Law.

If GEC becomes aware of any divergence between any applicable Law or Governmental Authorization and the Specifications, Scope of Work or any other provision of this Agreement, GEC shall give Contractor prompt written notice specifying the divergence. Contractor shall be entitled to a Change Order to make appropriate adjustments under the Agreement as provided in Section 6.5 for the impact of any such divergence on the work.

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ARTICLE V

COMMENCEMENT OF WORK

5.1 Commencement of Work.

Following the Effective Date of this Agreement the project commences with a series of Limited Notices to Proceed (LNTP) see Exhibit F-1 for scopes of work and prices. Full Notice to Proceed (FNTP) is expected on or about 1 July 2006. The sequential LNTP and FNTP are summarized as follows:

LNTP – I	Engineering: SSOE & Sega Preliminary Engineering Two Months

LNTP – II	Site Prep1– Building Demolition, Reservoir Fill, and Guillotine Foundations One Month

LNTP – III	Site Prep 2 – Concrete clear / crush / recycle to stone and steel salvage Four Months

FNTP	On or about 1st July 2006

5.1.1 Reserved

5.1.2 Full Notice to Proceed. Contractor will commence with the Work within 10 days after receipt of GEC’s written notice to proceed (the “Full Notice to Proceed”) and shall thereafter proceed continuously and diligently to perform the Work. GEC may issue the Full Notice to Proceed to Contractor at any time after the signing of this Agreement, but is anticipated on or about 1 July 2006. For the purposes of establishing the Guaranteed Completion Date under this Agreement, the effective date of the Full Notice to Proceed (the “Full Notice to Proceed Effective Date”) shall not be until:

5.1.2.1	Contractor has received all Milestone Payments payable on or prior to receipt of FNTP as provided in the Milestone Payment Schedule; and

5.1.2.2	If requested in writing by Contractor, GEC shall have provided Contractor with documentation from project lender that demonstrates, in a form acceptable to Contractor, that financing is in place and funds are available for drawdown, sufficient to complete the project; and

5.1.2.3	Owner shall have provided GEC and Contractor with all Government Authorizations necessary to enable construction, and full access to the Site.

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5.2 Project Schedule.

5.2.1 Preparation. Within ninety (90) days following the Full Notice to Proceed Effective Date, Contractor shall prepare and submit to GEC a Critical Path Schedule (the “Project Schedule”), consistent with the Project Schedule Summary, which shall be designed to have the Work completed on a timely basis by the Guaranteed Completion Date. The Project Schedule shall cover engineering, procurement and delivery of Equipment, and in addition to activities at the Site, expected dates for the items to be furnished by Owner. In addition, Contractor shall submit a narrative description of its management plan for performing the Work to meet the Project Schedule.

5.2.2 Revision and Updating. Contractor shall revise the Project Schedule to take into account the actual progress of Work and shall include it with the progress report required by Section 5.3 below.

5.3 Progress Reports and Consultation.

Contractor shall submit to GEC by the sixteenth (16th) day of each month, or if the sixteenth (16th) is not a Business Day, then on the first Business Day following such day, a written progress report (in form reasonably satisfactory to GEC) which report shall include a description of the progress of the Work, details regarding the completion of any milestones in the Payment Schedule, the status of the supply of goods, materials and Equipment necessary for the completion of the Work, a comparison of the actual schedule of the Work with the Project Schedule, and an evaluation of problems and deficiencies and a description of any planned corrective action with respect thereto, current manpower at site and identification of issues that may be of concern in the future if not timely addressed. The monthly progress report shall be delivered to the GEC, and are required prior to or concurrent with monthly invoices. Contractor shall promptly notify GEC in writing at any time if Contractor has reason to believe that there will be a material deviation in the Project Schedule which may result in Contractor failing to meet a Guaranteed Completion Date or may affect the time required for GEC to perform any of its obligations under Article 4 above, and Contractor will specify in said notice any corrective action planned to be taken by Contractor.

ARTICLE VI

CHANGES AND FORCE MAJEURE

6.1 Change Orders.

Change Orders shall be executed in writing by GEC and Contractor and processed as provided for in this Article VI. Change Orders shall contain full particulars of the Changes, and any adjustments of the Contract Price, Project Schedule, Guaranteed Completion Date or Performance Guarantees, and any other modification to this Agreement.

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6.2 General Contractor Directed Changes.

GEC, at any time, by written notice to Contractor, may direct Changes in the Work or Equipment, consisting of additions, deletions, modifications, substitutions or other Changes within the general scope of this Agreement.

6.3 Contractor Changes.

It is anticipated that Contractor may and in certain circumstances must, by written notice, request a Change. Upon receipt of Contractor’s request and any supporting documentation reasonably requested by GEC, then within five (5) Business Days, GEC will notify Contractor of its acceptance or rejection of such request. Upon GEC’s approval of such request and agreement on the terms of an associated Change Order, Contractor may proceed with the implementation of such Change. If GEC elects not to proceed with any Change requested by Contractor resulting from a Change in Law, the discovery of Hazardous Substances or any article of value or antiquity or of archaeological or geotechnical interest, or any unforeseen or varying Site or other conditions, or event of Force Majeure, GEC shall provide written notification to Contractor to stop work; otherwise Contractor shall be entitled to continue with the work as changed and pending agreement on the changes to price, schedule and other effected provisions herein, Contractor shall be compensated on a reimbursable basis as provided in Exhibit F. If such change, discovery, condition, event or amendment increases Contractor’s cost or liabilities, or materially impacts Contractor’s ability to continue its performance hereunder, Contractor shall continue to work in other areas while formally raising its concerns on this specific issue, including use of Article 19 hereof. Contractor shall have no liability for the consequences of such election not to proceed with such Change if such option is exercised in good faith.

6.4 Definition of Change.

A “Change” shall mean a change in the Scope of Work, Specifications, Performance Guarantees, Contract Price, Guaranteed Completion Date, or Project Schedule, as applicable or any other import to the Work or Schedule. A Change may result from GEC directed changes pursuant to Section 6.2, Contractor requested changes pursuant to Section 6.3, and other impacts to the Work as provided in the Article 6 and elsewhere in the Agreement.

6.5 Adjustments to Agreement.

Should: (1) a GEC or Contractor Change under Section 6.2 or 6.3 cause an increase or decrease in Contractor’s cost of or time required for performance of this Agreement, or otherwise affect any provision of this Agreement or (2) an impact to the Work as provided in the Agreement, or increase Contractor’s cost or time required for performance of this Agreement or otherwise adversely affect any provision of the

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Agreement, Contractor shall be entitled to an adjustment to the Contract Price, Project Schedule, Performance Guarantees, Guaranteed Completion Date, Milestone Payment Schedule or any other provisions of this Agreement which are affected by such Change.

In connection with an GEC or Contractor Change under Sections 6.2 or 6.3, when Contractor is notified of or proposes such a Change, Contractor shall promptly prepare and submit to GEC an estimate of the increase or decrease, if any, in the cost and time required to complete the Work, together with an explanation of the basis for such estimate, and shall inform GEC whether, in Contractor’s opinion, such Change should result in an adjustment of any other provision of the Agreement, specifying the relevant provision. The price of any Work required or deleted by a Change shall be a lump sum fixed price mutually agreed to by the parties, unless the parties agree otherwise. The explanation of the basis for a cost Change shall include, as appropriate, relevant cost information regarding the portion of the original cost estimate that is affected by the Change, vendor pricing for the cost of Equipment added by the Change, and estimated quantities of Equipment, other materials and labor added by the Change. If Contractor and GEC fail to agree on Contractor’s entitlement to an adjustment or the nature of such adjustment, then the provisions of Article XIX shall be invoked to resolve the dispute. Pending the resolution of such dispute, Contractor shall be reimbursed for such Change on the basis of Exhibit F and when the dispute is resolved said reimbursed amount shall be credited against said resolved amount. If GEC fails to agree to a Contractor request for an extension of a Guaranteed Completion Date to which Contractor is ultimately determined to be entitled, then Contractor is entitled to a Change for any increased cost plus its markups resulting from efforts to meet the Guaranteed Completion Date during resolution of the dispute, if any.

In connection with other Changes having an impact on the Work, Contractor shall promptly prepare and submit to GEC an estimate of the increase, if any, in the cost and time required to complete the Work, together with an explanation of the basis for such estimate, and shall inform GEC whether, in Contractor’s opinion, such Change should result in an adjustment of any other provision of this Agreement, specifying the relevant provision. The price of any Work required or deleted by a Change shall be a lump-sum fixed price mutually agreed by the Parties, unless the Parties agree otherwise. The explanation of the basis for a cost Change shall include, as appropriate, relevant cost information regarding the portion of the original cost estimate that is affected by the Change, vendor pricing for the cost of Equipment added by the Change, and estimated quantities of Equipment, other materials and labor added by the Change. If Contractor and GEC fail to agree on Contractor’s entitlement to an adjustment or the nature of such adjustment, then the provisions of Article XIX shall be invoked to resolve the dispute. Pending the resolution of such dispute, Contractor shall be reimbursed for such Change on the basis of Exhibit F, and when the dispute is resolved said reimbursed amount shall be credited against said resolved amount. If GEC fails to agree to a Contractor request for an extension of a Guaranteed Completion Date to which Contractor is ultimately determined to be entitled, then Contractor is entitled to a Change for any increased cost plus its markups resulting from its efforts to meet the Guaranteed Completion Date during resolution of the dispute, if any.

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6.6 Performance of Changes.

In the event the parties are unable to agree on the adjustments applicable to a Change or acceleration in schedule, then Contractor shall, if directed by GEC, nevertheless proceed to perform such Change or accelerate the schedule so long as Contractor is paid the costs and charges incurred in performing such Change or accelerating the schedule. Contractor shall not pursuant to this Section 6.6, be required to perform any Change to the Work directed by GEC that would impair Contractor’s ability to meet the Guaranteed Completion Date, or Performance Guarantees without an agreed upon adjustment to the Project Schedule or Guaranteed Completion Date.

6.7 Other Provisions Unaffected.

Except to the extent a Change specifically amends one or more provisions hereof, provisions of this Agreement shall apply to Changes, and no Change shall be implied as a result of any other Change.

6.8 Force Majeure, Change in Law or Owner Delay.

6.8.1 Notice to General Contractor. Contractor shall give timely notice to GEC of any event or circumstance that Contractor believes is or might become Force Majeure, Owner Delay, Governmental Authority or third party delay, varying or unforeseen Site condition, or Change in Law, which notice shall include the information required with respect to the associated Change that is required to be provided by Contractor pursuant to Section 6.5. If it is impracticable to specify the adjustments that Contractor will claim, then Contractor shall provide GEC with periodic supplemental notices during the period the event or circumstance continues to keep GEC informed of any change, development, progress or other relevant information concerning the event or circumstance.

6.8.2 Mitigation of Event. Contractor shall use reasonable efforts to remove or mitigate the effects of any Force Majeure, Owner Delay, Governmental Authority or third party delay, varying or unforeseen Site condition, or Change in Law. Contractor also shall use reasonable efforts to minimize the delay caused thereby, but shall not, without the approval of GEC as set forth in a Change Order issued with respect thereto, be required to: (a) subcontract additional Work or work additional hours for which premium time is payable, (b) schedule additional work shifts, or (c) otherwise incur additional costs, if, in any such case, such subcontracting, additional hours, additional shifts or other additional costs would not have been required to meet the Guaranteed Completion Date in effect prior to the occurrence of such Force Majeure, Owner Delay, Governmental Authority or third party delay, varying or unforeseen Site condition, or Change in Law.

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Notwithstanding any other provision to the contrary, Contractor may make any changes to the Facility in order to meet schedule or any guarantee provided such change does not incur additional cost to Owner.

6.8.3 Change in Law. Change-in-Law shall mean:

6.8.3.1	Repeal, amendment, modification or supplementation of any existing Governmental Authorization or Law affecting the Project or the Facility, Contractor or any affiliate/partner of Contractor in relation to the Project, or

6.8.3.2.	Enactment or making of a new Governmental Authorization or Law or interpretation thereof, affecting the Project or the Facility, Contractor or any affiliate/partner of Contractor in relation to the Project, or

6.8.3.3.	Cancellation or non-renewal or a change in the conditions applicable to, any Governmental Authorization, or

6.8.3.4.	Commencement of any Law, affecting the Project or the Facility, Contractor or any affiliate or member of Contractor in relation to the Project or imposition of a requirement for Authorization that has not yet entered into effect or is not required as of the date hereof, or

6.8.3.5.	Change in the manner in which a Law or Governmental Authorization is applied to the Project or the Facility, Contractor or any Affiliate of Contractor in relation to the Project, or in the application or interpretation thereof, or

6.8.3.6.	Change in the tax rates relating to the Project, or a change in the application of such tax rates with respect to the Project, the Facility, Contractor or any Affiliate/Partner of Contractor;

ARTICLE VII

CONTRACT PRICE; PAYMENTS TO CONTRACTOR

7.1 Contract Price.

7.1.1 General. Contractor agrees to perform the Work for the Contract Price, subject to adjustment pursuant to the provisions hereof. GEC acknowledges that this Agreement has been entered into, and the Contract Price and Milestone Payment Schedule have been determined, on the basis of certain assumptions and estimations of the costs to perform and complete the Work, and further acknowledges that an increase or decrease in Contract Price or the Milestone Payment Schedule may be appropriate after the preliminary engineering for the Gasification Island Design has

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been undertaken and completed by SSOE in accordance with SSOE proposal No. 0690227 dated March 22, 2006, and by Sega for general arrangement and balance of plant considerations in accordance with Sega proposal No. 258Q-6060, Revision 1, dated March 9, 2006. Accordingly, GEC agrees that this preliminary engineering (eight (8) weeks) will be implemented prior to the Full Notice to Proceed, and that the Contractor may invoice that service in accordance with the SSOE and Sega proposals. Payment for this service represents the first payment on the Milestone Payment Schedule. At such time that SSOE and Sega have completed 25% of detailed engineering (estimated September, 2006) and Contractor has obtained pricing from all major Subcontracts and Equipment suppliers, Contractor shall submit to GEC an amendment to this Agreement which will finalize the lump sum turn key price of this Agreement. The amendment may increase or decrease the Contract Price as appropriate and in accordance with Exhibit C-1 and amend the Project Schedule, Milestone Payment Schedule, Guaranteed Completion Date and other items as appropriate, which shall become binding upon GEC and Contractor, subject to adjustment only in accordance with the terms of this Agreement.

7.1.2 Escalation. The Contract Price is not subject to escalation unless (i) the Full Notice to Proceed Effective Date is after the date set forth in Exhibit A, or (ii) there is an increase in the price resulting from a adverse major national or international Force Majeure event of any Equipment or materials, such as rental equipment, structural steel, rebar or concrete, or Subcontractor prices, after the Contract Price has been determined. In the event the Full Notice to Proceed Effective Date is after such date, or in the event of any price change due to such national or international Force Majeure event, then the Contract Price, Project Schedule and Guaranteed Completion Date shall be subject to adjustment as determined by Contractor. The Parties shall negotiate a change in good faith, and if the GEC does not accept a mutually agreed adjustment, Contractor may terminate this Agreement and such termination shall be treated as one for GEC’s convenience.

7.2 Payment of Contract Price.

7.2.1 Payment Schedule. The Contract Price shall be paid to Contractor in the currency specified by Contractor in accordance with the Milestone Payment Schedule, Exhibit C-2, which sets forth the portion of the Contract Price allocable to each Milestone. The Milestone Payment Schedule shall be used as the basis for the preparation of progress invoices as described in Section 7.2.2 below. Payments shall be made by electronic transfer to a Bank determined by the Contractor.

7.2.2 Monthly Invoices. Contractor shall invoice and GEC shall pay for only those Milestones that are one-hundred percent (100%) complete. On or before the Full Notice to Proceed Effective Date, and thereafter as each Milestone has been accomplished, but not before the submittal of a monthly progress report, Contractor shall furnish to GEC an invoice for the Milestones actually completed by Contractor during such period

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or month, as the case may be, calculated in accordance with the Milestone Payment Schedule. Invoices shall also state the cumulative Milestone Payments earned in all invoices to date. All approved Change Orders shall be treated as a new Milestone element, and may be invoiced upon its completion, unless an exception is made in the Change Order allowing progress payments. Each invoice shall reflect the agreed ten percent (10%) retention on the construction and equipment portion of the invoice (no retention will be withheld on the engineering procurement portions), net invoice amount for the month and cumulative retention to date.

7.2.3 Monthly Payments. Within ten (10) days following the date GEC receives each invoice under Section 7.2.2, payments made for undisputed portions of Contractor’s invoices shall be made by wire transfer of funds to the account of Contractor.

7.2.4 Final Payment. Following Commercial Operation, Contractor shall submit to GEC a statement summarizing and reconciling previous invoices, payments and Changes and an affidavit that payrolls, payroll taxes, liens, charges, claims, demands, judgments, security interests, bills for materials and Equipment and other indebtedness for which Contractor may in any way be responsible, have been paid or released, as the case may be, accompanied by releases and waivers of liens from Contractor and each of its Major Subcontractors. An indemnity may be provided to GEC in lieu of Subcontractor waivers. To the extent there is a bona fide dispute with a Subcontractor, Contractor may post a surety bond issued by a surety assigned a rating of at least “A” by Standard & Poor’s or other similarly recognized national rating agency, or shall agree upon an escrow of funds to satisfy any such Subcontractor in lieu of such waiver. Within thirty (30) Days of the receipt of such statements (and bond), Contractor will be paid the remaining portion of the Contract Price, less any Punchlist Withholding not secured pursuant to Article XXI.

7.2.5 Retention

The Parties agree that invoices and payments shall only accrue to Milestones that are 100% complete, and that all invoices shall provide 10% retention during the life of the Project. The Parties further agree that Retention is a material incentive to ICC for successful completion of this Agreement, and is, therefore, a specific component of Liquidated Damages. Therefore, Retention shall not be deemed “earned” or “achieved” until Commercial Operation on both Synthetic Gas and Natural Gas fuel has been achieved, following the required 30-day Availability Test (a performance measure).

7.3 Payments Not Waiver or Acceptance of Work.

No payment made by GEC under this Agreement shall constitute a waiver of any claim or right GEC may have at that time or thereafter, including claims regarding unsettled liens, warranty rights and indemnification obligations of Contractor. No payment made

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by GEC under this Agreement shall be considered or deemed to represent that GEC has inspected the Work or checked the quality or quantity of the Work or that GEC knows or has ascertained how or for what purpose Contractor has used sums previously paid, and shall not be deemed or construed as an approval or acceptance of any Work or as a waiver of any claim or right GEC may have hereunder. Payments shall be subject to correction or adjustment in subsequent progress reviews and payments. Notwithstanding, to enable Contractor to make timely and efficient corrections, GEC shall make any claims it has or could have raised within forty-five (45) Days of its becoming aware of the basis of such claim and no later than 45 days after Commercial Operation.

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7.4 Payments Withheld.

GEC may withhold payment on any invoice or a portion in an amount and to such extent as may be reasonably necessary, subject to the dispute resolution provisions of Article XIX to protect GEC from loss because of:

Work that is materially defective or not in accordance with material provisions of this Agreement and has not been remedied pursuant to Section 3.14.2 or the warranty provisions of Article XII; or the material failure of Contractor to perform Work in accordance with the material provisions of this Agreement following written notice from Owner;

Third party suits, stop notices or liens for which Contractor is liable under this Agreement, whether directly or pursuant to any indemnification obligation hereunder, made on or filed against GEC or Owner, with respect to the Site or the Facility and not cleared by Contractor by payment, letter of credit, bond, deposit or otherwise within thirty (30) days after receipt by Contractor of written notice which includes reasonable evidence of Contractor’s liability therefore from GEC requesting such action.

7.5 Payment of Subcontractors.

Contractor shall promptly pay, in accordance with the terms and conditions set forth in the respective Subcontract, each Subcontractor the amount to which said Subcontractor is entitled. Contractor shall, by an appropriate agreement with each Subcontractor, require each Subcontractor to make timely payments to its laborers, suppliers and subcontractors in a similar manner.

7.6 Waiver of Liens.

Prior to Commercial Operation, Contractor shall supply GEC with a waiver and release of liens and security interests, duly executed and acknowledged by Contractor in order to assure an effective release of mechanics’ or materialmen’s liens to the extent permitted under Law. The waiver or release of liens shall provide that Contractor waives, releases or relinquishes any lien, security interest or claim for payment to the extent such payment is received by Contractor.

7.7 Interest and Disputed Invoices.

Amounts not paid by either party to the other when due under any provision of this Agreement, including the provisions of this Article VII, shall bear interest from the date payment was originally due to and including the actual date of payment at the Default Rate. If there is any dispute about any amount invoiced by Contractor, the amount not in dispute shall be promptly paid and any disputed amount which is ultimately determined to have been payable shall be paid with interest at the Default Rate from the date the item was payable up to and including the actual date of payment.

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ARTICLE VIII

TITLE AND RISK OF LOSS

8.1 Title.

8.1.1 Warranty of Title. Contractor warrants good title to the Work and Equipment and warrants and guarantees that title when it passes to and vests in Owner as described in this Section 8.1 will be free and clear of any liens, claims, charges, security interests, encumbrances and rights of other persons arising as a result of any actions or failure to act of Contractor, its Subcontractors, or their employees or representatives.

8.1.2 Title to Work. Title to Work and Equipment will pass to Owner upon payment by GEC to Contractor of the amounts invoiced in respect of such Work and Equipment.

8.1.3 Title to Drawings. Title to drawings, specifications and like materials required to be provided to GEC as deliverables as part of the Work shall pass to the GEC upon payment of fees due, irrespective of originator of each document or drawing. GEC shall have the right to assign the benefit of such right or license to any Lender in connection with granting a security interest in the Facility, to a purchaser of the Facility or any subsequent assignee of same. GEC may retain the necessary number of copies of such documents for purposes of construction, modification, operation and maintenance of the Facility.

8.2 Risk of Loss.

8.2.1 Prior to Commercial Operation. Notwithstanding passage of title as provided in Section 8.1, Contractor shall bear the risk of loss and damage, and shall be obligated to repair, replace, or reconstruct any portion of the Work or Equipment which is lost, damaged or destroyed prior to Commercial Operation, subject to Article 9.

8.2.2 After Commercial Operation. After Commercial Operation, Owner shall bear the risk of loss and damage to the Facility, irrespective of the cause of such loss or damage.

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8.3 Use by General Contractor and Owner.

GEC and Owner may, with Contractor’s consent, occupy or use any complete or partially completed portion of the Work at any stage, provided such occupancy or use is approved by the Contractor’s all risk and property insurer and provided such occupancy or use is in compliance with Law and is for the purpose that such portion of the Work was intended. If the parties agree to such partial occupancy or use prior to Commercial Operation, GEC assumes the complete risk of loss and damage of such completed or partially completed portion of the Work irrespective of the cause of such loss or damage, and GEC shall be deemed to have accepted such work and Commercial Operation of said portion of the Work shall be deemed to have occurred. Contractor shall be entitled to a Change Order to make appropriate adjustments under the Agreement as provided in Section 6.5 for the impact of any such use of the Work by GEC or Owner.

ARTICLE IX

CONTRACTOR’S INSURANCE –

9.1	Contractor Obligation.

Contractor shall, within ten (10) days FNTP secure such insurance as required by this Article, except where noted to the contrary, and in no case less than is required by the applicable State Statute. Contractor shall maintain and keep such insurance in force throughout the duration identified in the Contract. Contractor shall immediately advise GEC, in writing, of the fact and details of every accident and personal injury occurring with relation to Contractor’s Work as well as furnishing a copy of every accident report furnished to Contractor’s insurance carrier. In the event that any such insurance is canceled, Contractor shall immediately notify the GEC and replace said coverage during the grace period thereof.

9.2 Insurance general requirements

9.2.1 Contractor shall, for the protection and benefit of the Owner, GEC and Contractor, procure, pay for and maintain in full force and effect, at all times during the performance of the Work until final acceptance of the Work or for such duration as required, policies of insurance set forth in Article 9.3, in form and substance acceptable to GEC.

9.2.2 All policies set forth in Article 9.3 shall be issued by a responsible carrier or carriers (i) acceptable to GEC, (ii) licensed to do business in the State of Jurisdiction and (iii) with a rating, according to the most recent edition of Best’s Insurance Guide, of not less than A VII. Unless GEC consents in writing, all insurance procured by Contractor under or pursuant to this Article, except pollution liability and professional liability, shall be written on an occurrence basis.

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9.2.3 If Contractor desires additional coverages, higher limits of liability or other modifications to insurance coverage set forth in this Article for its own protection, Contractor shall be responsible for the acquisition and cost of the additional protection. Such additional insurance coverage shall also inure to the benefit of Owner, GEC and any other Indemnities.

9.2.4 Contractor hereby agrees to deliver to GEC, within ten (10) days of the date of the Contract and prior to any equipment or personnel being brought onto the Project site, Certificates of Insurance in form and substance satisfactory to GEC evidencing the required coverages with limits not less than those specified in Article 9.3. The coverage afforded under any insurance policy obtained under or pursuant to Article 9.3 shall be Primary/Non-Contributory to any valid and collectible insurance carried separately by any of the required Additional Insureds. Further, all policies and Certificates of Insurance shall expressly provide that no less than thirty (30) days’ prior written notice shall be given to GEC in the event of material alteration, cancellation or non-renewal of the coverage evidenced by such Certificate of Insurance, except notice of cancellation for failure to pay any required premium shall be furnished no less than ten (10) days prior to any such cancellation. In addition, Certificates of Insurance shall clearly evidence the following:

Workers Compensation and Employers Liability

¡	Waiver of Subrogation

Comprehensive General Liability

¡	General Aggregate limits apply per project

Automobile Liability

Umbrella Liability

Property Insurance

Contractor’s Pollution Liability

Professional Liability if design services are required

List of all required Additional Insureds to apply to general liability, automobile liability and umbrella liability

¡	Completed operations coverage applicable to Additional Insureds

¡	Insurance applies to Additional Insureds on a Primary and Non-contributory basis

9.2.5 In no event shall any failure of General Contractor to receive Certificates of Insurance required hereunder or to demand receipt of such Certificates of Insurance prior to Contractor commencing the Work be construed as a waiver of the Contractor’s obligations to obtain insurance pursuant to this Article. The obligation of Contractor to procure and maintain any insurance required by this Article is a separate responsibility of Contractor and independent of the duty to furnish a Certificate of Insurance of any such insurance policies.

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9.2.6 If Contractor fails to purchase and maintain, or require to be purchased and maintained, any insurance required under this Contract, the Parties expressly agree that Contractor shall be in default under this Contract, and that GEC may, but shall not be obligated to, upon five (5) days written notice to Contractor, purchase such insurance on behalf of Contractor and shall be entitled to be reimbursed by Contractor upon demand or to set-off against any payments thereafter due Contractor the amount of purchasing such insurance.

9.2.7 When any required insurance, due to the attainment of a normal expiration date or renewal date, shall expire, Contractor shall supply GEC with a Certificate of Insurance that clearly evidences the continuation of all coverage in the same manner, limits of protection and scope of coverage as was provided by the previous policy. All renewal and replacement policies shall be (i) in form and substance satisfactory to GEC, (ii) written by carriers acceptable to GEC and (iii) satisfy all requirements set forth in this Article for the initial carrier.

9.2.8 Contractor shall cause each of its subcontractors to procure and maintain insurance coverages in accordance with the requirements of GEC.

9.2.9 The Contractor and their insurers, for all policies required under Article 9.3, waive all rights of subrogation against Owner, GEC and others as required by the Contract.

9.2.10 Contractor agrees to fully cooperate, participate and comply with all requirements and recommendations of Owner and GEC, and each of such parties respective insurers, in all areas of safety; insurance program administration; claims reporting and investigating; and audit procedures and implementation.

9.2.11 The Parties expressly agree that the payment of monies to the Contractor, allowing the Contractor to perform Work required under the Contract, or any other act, omission, or conduct by the GEC shall not be deemed a waiver of any of the insurance provisions herein.

9.2.12 Contractor expressly agrees that the GEC is authorized to withhold payments to the Contractor until the GEC receives evidence of insurance required herein. This section will survive the completion of the work.

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9.3 Primary and Umbrella (Excess) Liability.

The coverage requirements and limits of liability shown below can be satisfied by any combination of Primary and Umbrella (Excess) Liability policies.

9.3.1 Worker’s Compensation.

(a) In form and with limits in accordance with the laws of the State of Jurisdiction, including Occupational Disease Insurance, Voluntary Compensation Insurance, and if applicable, United States Long Shoremen’s and Harbor Workers’ Coverage and Maritime Coverage.

(b) Employer’s Liability Insurance with limits not less than Two Million Dollars ($2,000,000) per occurrence; per employee for illness; and in the aggregate for illness.

9.3.2 Comprehensive General Liability.

(a) Including, without limitation, the following coverages:

(i) Premises/Operations, including deletion of explosion, collapse and underground (XCU) exclusions;

(ii) Independent Owners’ Protective Liability;

(iii) Products/Completed Operations to be maintained in full force and effect for a period of two (2) years following final completion of the Work;

(iv) Broad Form Contractual Liability

(v) Broad Form Property Damage, including Products/Completed Operations;

(vi) Personal Injury Liability, with the contractual exclusion deleted;

(vii) Severability of Interest and Cross Liability endorsement.

(viii) Contractor expressly agrees to waive, and require its insurer to waive, its rights, benefits and entitlements under the “Other Insurance” clause of its commercial general liability insurance policy as respects the required Additional Insured entities.

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(b) Limits of Liability shall not be less than a combined single limit of Two Million Dollars ($2,000,000) each occurrence and aggregate for bodily injury and property damage and with the following aggregate limits:

(i) General Aggregate limit of Two Million Dollars ($2,000,000), which shall be specifically endorsed to provide that the General Aggregate Limit applies separately to the Work.

(ii) Personal and Advertising Injury sub-limit of One Million Dollars ($1,000,000).

(iii) Products/Completed Operations of Two Million Dollars ($2,000,000) each occurrence and in the aggregate.

(c) Contractor shall cause its insurer to attach an endorsement to the policy, which provides the following:

(i) It is agreed that the “Persons Insured” provision is amended to include as an Insured Person or organization, Owner and GEC by name but only with respect to liability arising out of the operations performed for such Insured by or on behalf on the Named Insured.

(ii) It is further agreed that the coverage afforded to the Additional Insureds shall exclude indemnification of the General Contractor, if applicable, for claims arising out of (1) the preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs or specifications, or (2) the giving of or the failure to give directions or instructions by the GEC, his agents or employees provided such giving or failure to give is the primary cause of the injury or damage.

(d) Should it be impossible for the Contractor to have the GEC or other Additional Insureds added to said Contractor’s Comprehensive General Liability insurance policy as an Additional Insured pursuant to the requirements of this Article, Contractor shall be required to purchase the required insurance coverage for the Additional Insureds under a separate policy, which must be Primary/Non-Contributory.

(e) Coverage for the Additional Insureds shall be maintained through the required period on maintaining completed operations.

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(f) It is further understood that any insurance carried by any Additional Insured shall be excess of any coverage provided by Contractor or any of its subcontractors.

9.3.3 Comprehensive Automobile Liability.

(a) Including contractual liability coverage and coverage for all owned, non-owned and hired vehicles.

(b) Limits of liability not less than Two Million Dollars ($2,000,000) for each occurrence for bodily injury and property damage.

(c) Contractor shall cause its insurer to attach endorsements to the policy which provide the following:

It is agreed that the “Persons Insured” provision is amended to include as an Insured Person or organization, Owner, GEC and others as required by contract but only with respect to liability arising out of the operations performed by or on behalf on the Named Insured.

It is further understood that any insurance carried by any Additional Insured shall be excess of any coverage provided by Contractor.

9.3.4 Umbrella Liability.

(a) Shall specifically identify each of the policies described above in this Article on the Schedule of Underlying Coverages, and shall provide coverage at least as broad as each, and every one of the underlying policies.

(b) Limits of Liability not less than fifty million dollars ($50,000,000) each occurrence and an aggregate for bodily injury and property damage.

9.3.5 Property Insurance.

(a) Covering all property owned by, or in control of, Contractor which is not incorporated into the Work, including, without limitation, tools, equipment and materials.

(b) Contractor shall provide insurance to protect the interests of Owner, GEC and Contractor in Contractor supplied materials and equipment in transit or in storage off the Project site, until delivered to the site, at the full replacement cost value.

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9.3.6 All Risk Builders Risk.

(a) Owner shall, or shall cause to be purchased and maintained, an All Risk Builder’s Risk insurance policy for the Facility covering all work at the Site in connection with the Work and all Equipment at the Site intended for incorporation in the Facility (including, but only during construction of, temporary buildings, Site huts and offices used for the purpose of the construction of the Facility but not intended for incorporation therein and excluding construction equipment) against the risk of physical loss or damage from whatever cause (including resultant loss or damage arising from faulty materials, workmanship or design), other than risks specifically excluded by the terms of the policy.

(b) Such insurance shall be on a “replacement cost” basis insuring the total cost of the Facility and will also provide:

(i) coverage for removal of debris;

(ii) transit coverage, not including ocean marine coverage;

(iii) off-Site storage coverage;

(iv) cold and hot (operational) testing and commissioning coverage; and

(v) 12 months “maintenance period coverage endorsement.”

9.3.7 Marine Cargo Insurance

(a) Owner shall or shall cause to be purchased and maintained, Marine Cargo Insurance on a “warehouse to warehouse” basis insuring the Equipment against loss or damage arising from customary “all risk” marine perils (including war, strikes, riots and civil commotion, if available) while in transit.

(b) Such total policy limit shall be at least equal to 110% of the cost (including cost of freight and insurance) of the largest single shipment.

9.3.8 Contractors’ Pollution Liability Insurance

(a) With limits of liability of One Million Dollars ($1,000,000) each claim and aggregate with a deductible no greater then $250,000 each claim.

(b) The policy will provide coverage for sums that the insured become legally obligated to pay as loss as a result of claims for bodily injury, property damage or clean-up costs caused by pollution incident. Pollution incidents will include the discharge, dispersal, release or escape of any solid, liquid, gaseous or thermal irritant or contaminant, including but not

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limited smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, medical waste, waste materials, lead, hydrocarbons and microbial matter, including fungi, bacterial or viral matter which reproduces through release of spores or the splitting of cells or other means, including but not limited to, mold, mildew and viruses, whether or not such microbial matter is living.

(c) If the policy is a “claims made” form, coverage will be maintained for four years after completion of the Work.

9.3.9 Professional Liability Insurance (Errors & Omissions)

(a) Contractor and subcontractor whose contracts require design services will maintain professional liability insurance providing coverage for claims allegedly arising out of errors, omissions or negligent acts due to their performance, or failure to perform, design, architectural, engineering, land surveying or interior design services.

(b) With limits of liability of at least Five Million Dollars ($5,000,000) each claim and annual aggregate with a deductible no greater than $250,000.

(c) If the policy is a “claims made” form, coverage will be maintained for four years after completion of the Work.

ARTICLE X

DOCUMENTATION

10.1 Delivery of Job Books.

At least one-hundred eighty (180) Days prior to the date scheduled for the commencement of Facility Commissioning, Contractor shall deliver to GEC eight (8) copies of the semi-final draft of the job books for the Facility (the “Job Books”) in the format and including the information and materials described in Exhibit J. Such semi-final draft shall be without record drawings, but as reasonably complete as available information will allow, with sufficient information to permit the training of Owner’s operators and the normal operation and maintenance of the Facility by persons generally familiar with plants similar to the Facility. Within one hundred and twenty (120) Days following Commercial Operation, Contractor shall provide to GEC eight (8) copies of the final Job Books, including complete sets of record drawings, in accordance with the provisions of Exhibit K. For any early start-up of an individual unit or system, Contractor shall provide on a timely basis the appropriate portions of the Job Books containing adequate information to enable proper orientation and training of qualified

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personnel to permit a safe, efficient and effective start-up of such unit or system. Requirements of this article shall be included in the Punch List. Fifty percent (50%) of the Final Billing or retention shall be withheld until submittal of all documentation.

10.2 Facility Drawings.

In addition to the Job Books, Contractor shall provide to GEC one (1) complete set of the then-current reproducible drawings. Such drawings shall be provided in accordance with the schedule and format requirements set forth in Exhibit K. For the avoidance of doubts, such reproducible drawings are not intended to be record drawings, the latter of which shall be provided by Contractor as part of the final Job Books.

10.3 Machine Readable Information.

All information to be provided by Contractor pursuant to this Article 10 shall also be produced and provided in an appropriate and agreed electronic form. The GEC shall be responsible for obtaining appropriate software or its use. However, because of the possibility that information and data delivered in machine readable form may be altered, whether inadvertently or otherwise, and the automated conversion of information and data from the system and format used by Contractor to an alternate system or format cannot be accomplished without the possibility of inexactitudes, anomalies, and errors, GEC shall use such information in machine readable form at its sole risk, and Contractor shall bear no liability for such use. Contractor may retain hard copy originals of documentation delivered to GEC in machine-readable form, which hard copy originals shall be referred to and shall govern in the event of any inconsistency between the two. Hard copies of all electronic files shall be provided to the GEC.

ARTICLE XI

COMPLETION

11.1 Notices.

Contractor shall give GEC notice of the occurrence of Mechanical Completion, Commissioning, Testing, Commercial Operation and the notices of testing required by Exhibit D-3.

11.2 Commissioning.

Commissioning shall be considered to be complete upon receipt and acceptance by GEC of certification from Contractor that the following are true and correct:

The Facility is substantially complete in accordance with the Scope of Work, the Specifications and applicable Governmental Authorizations and permits, functional testing has been completed, start-up of the entire Facility has occurred and full load operation has been demonstrated

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11.3 Testing

The Facility will be deemed to be have completed Testing upon the receipt and acceptance by GEC of a certification from Contractor that the following are true and correct:

Performance Tests required as specified in Exhibit D-3 have been completed;

Contractor’s obligations under Article X have been completed;

Contractor has provided the waiver and release required pursuant to Section 7.6;

The Punchlist has been received and accepted by GEC, except in the event of a dispute as provided in Section 11.6.1.

11.4 Commercial Operation.

The Facility will be deemed to be have achieved Commercial Operation upon the receipt and acceptance by GEC of a certification from Contractor that the following are true and correct:

Contractor has met its obligations under this Agreement required to be met as of that date other than the warranty obligations under Article 12 and any obligations that survive the termination of this Agreement;

All Punchlist items have been completed and accepted by GEC;

All of the Performance Guarantees of this agreement have been met or Contractor has paid Performance Liquidated Damages due;

Together with such certificate, Contractor shall deliver to GEC a written report with respect to the status of the Work in sufficient detail to enable GEC to independently determine whether Commercial Operation has occurred. Should GEC not respond as required in writing within ten (10) days of its receipt of Contractor’s Commercial Operation Certificate, Commercial Operation shall be deemed to have occurred. Should GEC disagree with Contractor’s Commercial Operation Certificate, it shall provide a detailed basis of such disagreement sufficient to substantiate the contractual basis for its disagreement with Contractor’s certification that Commercial Operation has been achieved and to allow Contractor to correct such deficiency.

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11.5 GEC Acceptance of Completion Certificates.

Within seven (7) Days after receipt of either a Commissioning, Testing, or Commercial Operation certificate, GEC shall either (a) notify Contractor of its acceptance of such certificate and acknowledge that the named event has occurred, or (b) if reasonable cause exists for doing so, notify Contractor in writing that the named event has not been achieved, stating in detail the reasons therefore. In the event Commissioning, Testing, or Commercial Operation has not been achieved, Contractor shall promptly take such action or perform such additional Work or other services as will achieve Commissioning, Testing, or Commercial Operation and then issue to GEC another certificate pursuant to Section 11.2 or 11.3. GEC shall respond to any such subsequent certificate from Contractor within seven (7) Days following receipt. Such procedure shall be repeated until such time as GEC has acknowledged Commissioning, Testing, or Commercial Operation. The failure of GEC to respond in writing to any certificate submitted by Contractor within the time period required in this Section 11.4 shall be deemed an acceptance of the certificate and acknowledgment of Commissioning, Testing, or Commercial Operation by GEC. The effective date of Commissioning, Testing, or Commercial Operation shall be deemed the day that the event occurred, and not the date of sending, receiving or accepting any notice or certificate. No Schedule Liquidated Damages if otherwise applicable, shall be imposed upon Contractor during any period in which GEC is reviewing, or Contractor is responding to any objections asserted by GEC with respect to, Final Completion Certificates submitted by Contractor.

11.6 Punchlist.

11.6.1 Punchlist Preparation. Prior to Commercial Operation, GEC and Contractor shall inspect the Facility and Contractor shall prepare a listing of the outstanding Punchlist Items and provide it to GEC together with an estimate of the cost and time to complete or correct each such Punchlist Item. The draft Punchlist shall be prepared by Contractor and submitted to GEC for review at least thirty (30) Days prior to commencement of Performance Testing. GEC shall review and comment on the Punchlist not later than five (5) days after GEC’s receipt thereof, and Contractor shall issue a revised Punchlist, that takes account of or responds to GEC’s comments within five (5) days after Contractor’s receipt of such comments. Any dispute between GEC and Contractor regarding the Punchlist shall be resolved in accordance with the procedure set forth in Sections 19.1 and if necessary Section 19.3. A dispute between Contractor and GEC with respect to the Punchlist shall not preclude Contractor from completing Testing under Section 11.3.

11.6.2 Punchlist Withholding. When the Punchlist has been agreed by GEC and Contractor, GEC shall withhold from the retention previously deducted from Milestone Payments (the “Punchlist Withholding”) an amount equal to one hundred fifty percent (150%) of the agreed estimated cost of correcting outstanding Punchlist Items from the

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payment due Contractor and retain such amount until the Punchlist Items are corrected or until a Retention Bond covering such Punchlist Withholding has been provided as set forth in Section 21.1. When all the requirements of Commercial Operation have been satisfied, including Performance and Availability Tests, other than completion of the Punchlist, the entire retention (except for the Punchlist Withholding) shall be paid to Contractor, and the Punchlist Withholding shall be paid to Contractor when the Punchlist is completed.

11.6.3 Correction of Punchlist Items. Promptly after receipt by GEC of the revised Punchlist, Contractor and GEC shall agree upon a schedule for Contractor’s completion of the Punchlist Items that will allow Contractor to complete such Work within a reasonable period of time without unreasonably interfering with the operation of the Facility. GEC shall provide Contractor reasonable access to the Facility to perform such Work in accordance with such schedule to the extent that such access does not unreasonably interfere with the operations of the Facility. Any change to the Work or Equipment inconsistent with the Scope of Work or Specifications may be made only with prior written approval of GEC in accordance with the terms of Article VI.

11.7 Right of Waiver.

GEC shall have the right, but shall have no obligation, to waive, defer or reduce any of the requirements stated in this Article XI at any time. However, GEC’s exercise of any rights hereunder shall apply only to such requirements as GEC may specify in writing and shall in no event relieve Contractor of any requirements or other obligations not so specified.

11.8 Long-Term Obligations.

It is expressly understood and agreed by the parties that nothing in this Article XI shall in any way modify or alter Contractor’s obligations under Articles XII and XIII.

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ARTICLE XII

WARRANTY

12.1 General Warranty.

Contractor warrants that the Work, including each item of Equipment and other items furnished by Contractor, or its vendors and subcontractors, shall, as applicable, be new and of good quality, shall be free from defects in design, engineering, materials, construction, and workmanship, and shall conform with applicable Laws and Governmental Authorizations, the Specifications, Scope of Work, GAEP and this Agreement.

12.2 Warranty Period.

The warranty set forth in Section 12.1 shall extend for a period of twelve (12) months following the beginning of Commercial Operation (the “Warranty Period”). The warranty period with respect to any Work or Equipment that is repaired, replaced, modified or otherwise altered or corrected after Commercial Operation shall extend for twelve (12) months from the date of completion of such repair, replacement, modification, correction or alteration, provided that in no event shall the warranty period extend beyond twenty four (24) months from Commercial Operation.

12.3 Remedy.

GEC shall promptly give notice to Contractor of the discovery during the Warranty Period of any breach of Contractor’s warranties under Section 12.1 along with the detailed basis of GEC’s claim of Contractor’s liability therefore. Contractor shall correct or replace the applicable Work or Equipment at no cost to GEC, with reasonable assistance to be provided by GEC’s personnel and equipment. Promptly after receipt by Contractor of such notice, Contractor and GEC shall agree upon a schedule for Contractor’s performance of its warranty obligations, which will allow Contractor to complete such work within a reasonable period of time without unreasonably interfering with the operation of the Facility. GEC shall provide Contractor with full and free access to the Facility and available Facility equipment and systems to perform such warranty obligations in accordance with such schedule and to operating records and other Facility information that may be required by Contractor. Any change to the Work or Equipment that would alter the Scope of Work or Design Basis may be made only with prior written approval of GEC in accordance with the terms of Article VI. If, after notification of such defect, Contractor shall unreasonably delay in commencing, continuing or completing the remedying of such defect in accordance with the agreed schedule, then GEC may correct such defect and Contractor shall be liable for reasonable costs and expenses incurred by GEC in connection with such repair or replacement and shall pay to GEC an amount equal to such costs and expenses upon receipt of invoices from GEC.

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12.4 Subcontractor Warranties.

Contractor shall use its best efforts to obtain standard vendor warranties for the benefit of Contractor (and assignable to Owner on Contractor notice) for Equipment with warranty periods equal to or longer than the Warranty Period. The Contractor shall be expressly responsible for subcontractor and vendor warrantees, even in cases of vendor default. If any such warranties extend beyond the Warranty Period, then they shall be transferred to Owner at the end of the Warranty Period or once Contractor’s responsibility for the equipment covered by such warranty has ceased under Section 12.2, whichever is later, together with an assignment to Owner, or other acceptable provision for Owner enforcement or Contractor enforcement on behalf of Owner of any security, bond or other performance guarantee with respect to such warranties, and Contractor (on a reimbursable basis at Contractor’s then effective rates) may act as liaison for Owner with such vendors in prosecuting any warranty claims. During the Warranty Period, Contractor shall have primary responsibility with respect to coordination of vendor warranties set forth in Section 12.1 whether or not any defect is also covered by a vendor warranty. Contractor’s liability with respect to Equipment and Construction shall include all facets of the project within the Contractor’s scope. Contractor shall not itself be liable for any Equipment warranties, or for the performance of the Equipment or the performance of any vendors of such Equipment, or for any defects or loss caused by such vendors or Equipment.

12.5 Warranty Exclusions.

Warranty of Owner supplied and/or installed equipment and process packages shall not be the responsibility of the Contractor.

The duties, liabilities and obligations of Contractor under this Article XII do not extend to any repairs, adjustments, alterations, replacements or maintenance which may be required as a result of normal wear and tear in the operation of the Facility, normal degradation in the performance of Equipment, improper operation of equipment, Owner’s negligence, acts of God or third parties, or as a result of Owner’s failure to operate or maintain the Facility in accordance with the Technical Limits and Contractor’s operating and maintenance procedures, or to the removal of any equipment, structure, material or other item not installed by Contractor. Erosion and corrosion are expressly not excluded, as they would reflect inappropriate material selection for which the Contractor is responsible.

12.6 No Implied Warranties.

THE EXPRESS WARRANTIES SET FORTH IN SECTION 12.1 OF THIS AGREEMENT ARE EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL, EXPRESS OR IMPLIED (INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY AND ALL WARRANTIES ARISING FROM COURSE OF DEALING AND/OR USAGE OF TRADE)

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AND CONTRACTOR DISCLAIMS ANY SUCH OTHER WARRANTIES. ANY OTHER STATEMENTS OF FACT OR DESCRIPTIONS EXPRESSED IN THE AGREEMENT SHALL NOT BE DEEMED TO CONSTITUTE A WARRANTY OF THE EQUIPMENT OR WORK OR ANY PART THEREOF. THE REMEDY BY CONTRACTOR OF ANY WARRANTY NONCONFORMITIES OR OTHER DEFECTS IN THE WORK OR EQUIPMENT AS PROVIDED IN SECTION 12.3 FOR THE WARRANTY PERIOD SHALL CONSTITUTE COMPLETE FULFILLMENT OF, AND OWNER’S EXCLUSIVE REMEDY FOR, ALL THE LIABILITIES OR RESPONSIBILITIES OF CONTRACTOR TO OWNER FOR NONCONFORMING OR DEFECTIVE WORK OR EQUIPMENT, WHETHER THE CLAIMS OF OWNER ARE BASED ON DELAY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, WARRANTY, INDEMNITY, ERROR AND OMISSION OR ANY OTHER CAUSE OR LEGAL THEORY WHATSOEVER.

ARTICLE XIII

SCHEDULE AND PERFORMANCE GUARANTEES

13.1 Guarantee of Timely Completion.

Contractor shall administer and perform the Work generally in accordance with the Project Schedule and guarantees that Commercial Operation shall occur by the Guaranteed Completion Date. Subject to successful Performance Tests that demonstrate achievement of desired plant Performance, a Completion Bonus shall be paid by the GEC to the Contractor for achieving Commercial Operation before the Guaranteed Completion Date, in accordance with Exhibit C-3.

13.2 Performance Bond.

Contractor shall provide a performance bond for the construction portion of the Work in the aggregate amount of One Hundred million dollars ($100,000,000.00), as part of its schedule performance guarantee. Such performance bonding will be provided to Contractor by the Electrical and Mechanical Subcontractors in proportion to their respective contract amounts in the project.

13.3 Schedule Liquidated Damages.

13.3.1 Schedule Liquidated Damages. Schedule Liquidated Damages are described (and shall be determined as provided) in Exhibits C-3, and are partially accumulated by: (i) cumulative retention over the course of the Agreement; and (ii) withholding of Milestone Payments, particularly those associated with testing and commercial operation, but only if testing and commercial operation have not occurred prior to the Guaranteed Completion Date and then only if Retention is not sufficient.

13.3.2 Failure to Achieve Commercial Operation. In the event Contractor fails to achieve Commercial Operation on or before the Guaranteed Completion Date, except

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for cases of Force Majeure, GEC may invoice Contractor in arrears on a monthly basis for the applicable Schedule Liquidated Damages associated with the applicable phase as set forth in Exhibit C-3.

13.4 Performance Guarantees and Liquidated Damages.

13.4.1 Performance Guarantees. Contractor will determine that the Facility will meet the Performance Guarantees during the relevant Performance Tests, and pursue any corrective action required. If during these tests the Contractor determines that Owner supplied equipment is found to not be performing per terms of its purchase agreement, the General Contractor will lead the effort to resolve the deficiency, with support and cooperation from the Contractor. While deficiencies may be supplier related, it may also have origins in work or equipment by Contractor.

13.4.2 Performance Liquidated Damages. General Contractor and Contractor agree to pay Owner the Performance Liquidated Damages (LD) in relation to their respective roles in the project. GEC is delivering major Owner Furnished Equipment without technical specification input from Contractor. Contractor is integrating the major Owner Furnished Equipment, along with its own equipment purchases, into a coherent facility design and installation. The shared objective is a facility that meets the performance expectations of the Owner. As provided in Exhibit C, GEC and Contractor shall share LD’s in pro rata relation to their respective contribution to the Facility. GEC and Contractor shall work to cooperatively resolve performance shortfall issues. Each shall support the other in resolution damage liability issues, and in seeking LD contribution from their equipment respective suppliers as provided in Exhibit C-3. GEC and Contractor shall not allow non-cooperation of suppliers to impede performance resolution.

13.4.3 Payment of Performance Liquidated Damages. GEC and Contractor shall pay any Performance Liquidated Damages due to Owner upon Contractor’s submission of the Commercial Operation certificate. Contractor payments shall be by invoice that reconciles LD payment obligation with amounts due Contractor from retention and milestone payments, as the case may be. If further funds are needed to meet the LD obligation, then Contractor shall itemize that on the invoice and include payment therewith.

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13.5 Performance Tests.

Contractor is responsible for conducting the Performance Tests, as part of the Work and such tests may be witnessed by GEC, Owner, regulators or their designated representatives. The notices, required procedures to be followed and the method of evaluation of the results of such Performance Tests shall be as provided in Exhibit D-3, and include notices to Ohio EPA and OPSB for access and to witness testing.

13.6 Contractor’s Right to Improve Performance.

Until 3-months following Performance Testing, Contractor shall have the right to repair the Facility to improve performance of the Facility to meet the Performance Guarantees. GEC or Owner may, however, choose, at their own discretion, to extend the remedy period to optimize outage timing and duration to minimize its exposure to damages due to its power purchase customers.

Contractor must notify GEC within thirty (30) days after the results of the Performance Test have been furnished to Contractor that Contractor has elected to attempt to improve the Facility performance, in which event Contractor shall be obligated to pay Schedule Liquidated Damages for each day, if any, occurring after the Guaranteed Completion Date during which Contractor elects to improve performance.

Contractor shall notify GEC of equipment suppliers’ schedule for performing such corrective work.

If GEC and Contractor, and their equipment suppliers are unable to repair, redesign or modify their equipment such that the performance of the facility improves, then GEC and the Contractor shall pay the Owner the applicable Performance Liquidated Damages for such diminution in performance when they notify Owner that they no longer wish to attempt repairs. For all purposes the date that the Facility passes a test shall be the date of such passing and not the date Owner provides written notice thereof.

ARTICLE XIV

LIMITATION OF LIABILITY

14.1 Maximum Liability.

Notwithstanding any other provision of this Agreement to the contrary, express or implied, the maximum aggregate liability of Contractor pursuant to this Agreement, whether based on delay, contract, tort, negligence, strict liability, warranty, indemnity, error and omission or any other cause or legal theory whatsoever, shall be the Aggregate Limit, which limit includes but is not limited to liquidated damages, warranty,

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indemnity and all other obligations including any breach resulting in termination. Such Liability shall be in accordance with Exhibit C-3, and shall not exceed a maximum liability for Liquidated Damages of 25% of the Contract Price. Contractor’s liability herein shall cease upon the completion of the Warranty Period, except for warranty remedies and associated extension of warranty time.

14.2 Consequential Damages.

Notwithstanding any other provision of this Agreement to the contrary express or implied in no event shall Contractor, GEC, or Owner be liable to the other, either individually or jointly and whether based on delay, contract, tort, negligence, strict liability, warranty, indemnity, error and omission or any other cause or legal theory whatsoever and whether arising before or after completion of the Facility, for, and each of Contractor, Owner, and GEC hereby waive any right to, damages that constitute incidental, special, indirect, or consequential damages of any nature whatsoever, and any losses or damages caused by reason of unavailability of the Facility, shutdowns or service interruptions, loss of use, non-operation of the Facility or any equipment, loss of power or cost of replacement power, loss of profits or revenue, loss of contracts, cost of capital, inventory or use charges, cost of purchased or replacement power, loss of fuel, interest charges or claims of Owner’s customers, except to the extent such damages are included in the Liquidated Damages. This Section 14.2 shall not be interpreted to limit, and the Parties agree that this Section 14.2 does not limit, Contractor’s, Owner’s or GEC’s right to seek compensation each feels may be due under this Agreement.

14.3 Releases Valid.

Releases, disclaimers and limitations on liability expressed herein shall apply even in the event of the negligence, strict liability, fault or breach of contract (including other legal bases of responsibility such as fundamental breach) of the party whose liability is released, disclaimed or limited.

14.4 Liquidated Damages Not Penalty.

The Parties acknowledge and agree that because of the unique nature of the Facility and the unavailability of a substitute facility, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by the Owner as a result of Contractor’s failure to achieve the Performance Guarantees or the Guaranteed Completion Date. It is understood and agreed by the parties that (i) Owner shall be damaged by failure of Contractor to meet such obligations, (ii) it would be impracticable or extremely difficult to fix the actual damages resulting there from, (iii) any sums which would be payable under this Agreement are in the nature of liquidated damages, and not a penalty, and are fair and reasonable, and (iv) such payment represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such failure, and shall, without duplication, be the sole and exclusive measure of damages and exclusive remedy of Owner with respect to any such failure by Contractor.

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ARTICLE XV

REPRESENTATIONS OF CONTRACTOR AND GENERAL CONTRACTOR

15.1 Contractor Representations.

Contractor represents and warrants that:

15.1.1 Corporate Standing. It is a duly organized, validly existing and in good standing under the laws of its jurisdiction of Ohio, qualified to do business in jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

15.1.2 No Violation of Law; Litigation. It is not known to be in violation of any applicable Law which violations, individually or in the aggregate, would materially adversely affect its performance of any obligation under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any court or governmental authority now pending or (to its best knowledge) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on its financial condition, operations, prospects or business as a whole, or ability to perform its obligations under this Agreement.

15.1.3 Governmental Authorizations. It is (or will be prior to performing any Work on Site) the holder of Governmental Authorizations required to permit it to operate or conduct its business now and as contemplated by this Agreement.

15.1.4 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, its charter or bylaws or any applicable Law, or any agreement or instrument to which it is a party or by which it is bound or to which it or any of its respective assets are subject, or constitute a default under any such agreement or instrument.

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15.1.5 Corporate Action. It has necessary power and authority to execute and deliver and it has the necessary power and authority to perform its respective obligations under this Agreement; and its execution, delivery and performance of this Agreement has been duly authorized by necessary action on its part; and this Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

15.1.6 Investigation. Except as set forth on Exhibit B-2, it has: (i) full experience and proper qualifications to perform the Work, (ii) ascertained the nature and location of the Work, the general character and accessibility of the Site, examined any data provided to it by GEC regarding the nature of the Site, the location and character of existing or adjacent work or structures, and other general and local conditions and Laws (including labor Laws) which are considered might affect its performance of the Work or the cost thereof. Contractor may reasonably rely on any such GEC provided information and data.

15.2 General Contractor Representations.

General Contractor represents and warrants that:

15.2.1 Business Organization. It is a company duly organized and validly existing under the laws of Ohio, is qualified to do business in the jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

15.2.2 No Violation of Law; Litigation. It is not known to be in violation of any applicable Law which violations, individually or in the aggregate, would materially adversely affect its performance of any obligation under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any court or Governmental Authority now pending or (to the best knowledge of GEC) threatened against GEC which, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition, operations, prospects or business, as a whole, of GEC, or its ability to perform its obligations under this Agreement.

15.2.3 Governmental Authorizations. It is the holder of the Governmental Authorizations required to permit it to enter into and perform its obligations under this Agreement.

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15.2.4 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or bylaws of GEC, or any applicable Law, or any agreement or instrument to which GEC is a party or by which it is bound or to which it or its assets are subject, or constitute a default under any such agreement or instrument.

15.2.5 Corporate Action. Upon issuance of Full Notice to Proceed, it has the necessary power and authority to execute, deliver and perform its obligations under this Agreement; and the execution, delivery and performance by Owner of this Agreement has been duly authorized by the necessary action on its part; and this Agreement has been duly and validly executed and delivered by Owner and constitutes the legal, valid and binding obligation of Owner enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles. If requested by Contractor, it has firm and committed financial resources to finance the entire Facility plus reasonable contingency and has the ability to provide to Contractor a payment bond, bank letter or similar form of security, acceptable to Contractor to ensure payment to Contractor pursuant to the terms hereof. It will immediately notify Contractor if at any time during the performance of Contractor’s Work its financial resources become inadequate to complete the Facility.

ARTICLE XVI

DEFAULT, TERMINATION AND SUSPENSION

16.1 Default by Contractor.

16.1.1 Termination for Inability to Perform. If any proceeding is instituted against Contractor seeking to adjudicate Contractor as a bankrupt or insolvent and such proceeding is not dismissed within sixty (60) days of filing, or if Contractor makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of Contractor, or if Contractor files a petition seeking to take advantage of any other applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts, or if Contractor admits in writing its inability to pay its debts when due, then GEC may, without prejudice to any other right or remedy GEC may have, terminate this Agreement effective immediately upon giving written notice of such termination to Contractor.

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16.1.2 Termination for Contractor’s Failure to Perform. If:

16.1.2.1	Any material representation or warranty of Contractor shall have been incorrect as of the date made and shall remain incorrect at the time in question; or

16.1.2.2	Contractor makes a assignment of this Agreement in violation of the terms of Section 22.3; or

16.1.2.3	Contractor fails to perform any of its material covenants or agreements contained in this Agreement, and does not make timely progress to correcting same upon the written notice of GEC; or

16.1.2.4	Any Security is repudiated or shall for any reason cease to be valid, binding and enforceable or there is a default under any Security; or

16.1.2.5	Contractor persistently and intentionally disregards any material Laws or Governmental Authorizations; or

16.1.2.6	Contractor fails to pay Liquidated Damages or any other amounts payable by Contractor under this Agreement when due;

then, in any such case, if Contractor fails to correct such condition within thirty (30) Days in the case of any such default involving the payment of money or provision of security pursuant to Article 21 or, in the case of any other such default, within forty-five (45) Days of receipt of written notice from GEC stating the nature of the default and requiring Contractor to remedy the same, or if such default is not capable of being remedied within forty-five (45) Days, to diligently commence through the exercise of reasonable efforts to correct such condition within thirty (30) Days of receipt of such written notice of such condition and to complete the correction within ninety (90) Days after receipt of such written notice, GEC may, without prejudice to any right or remedy and after giving Contractor five (5) Business Days notice thereof, terminate this Agreement.

16.1.3 General Contractor’s Rights. If GEC elects to terminate this Agreement pursuant to this Section 16.1, then GEC may employ any other person, firm or corporation (the “Replacement Contractor”) to finish the Work in accordance with the terms of this Agreement and the Subcontracts (subject to the obligations under such Subcontracts) as may be assigned to such Replacement Contractor pursuant to Section 16.1.4.4 by whatever reasonable method that GEC may deem expedient. GEC shall be required to mitigate reasonably the cost of such completion of the Work but may make such expenditures as in GEC’s sole reasonable judgment will best accomplish the timely completion of the Facility, provided GEC shall not be required or expected to mitigate any such costs by terminating, repudiating or renegotiating any Subcontract.

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Contractor, if so requested by GEC, shall provide GEC, any Replacement Contractor or Lender, at Contractor’s expense, with the right to continue to use any and the patented and/or proprietary information that Contractor has rights to use, if any (subject to reasonable proprietary restrictions) which GEC reasonably deems necessary to complete the Facility. Upon such termination, Contractor shall not be entitled to receive any further payments under this Agreement except for payments for Work performed in accordance with the terms of this Agreement prior to such termination.

16.1.4 General Obligations. If GEC elects to terminate this Agreement pursuant to this Section 16.1, then Contractor shall, at GEC’s request and at Contractor’s expense, perform the following services relative to the Work so affected:

16.1.4.1	cease further Work, except such Work as GEC may specify in the termination notice for the sole purpose of protecting that part of the Work already executed; and

16.1.4.2	assist GEC in preparing an inventory of Equipment in use or storage at the Site; and

16.1.4.3	terminate Subcontracts, except those to be assigned to GEC pursuant to Section 16.1.4.4; and

16.1.4.4	assign to GEC, or to any Replacement Contractor designated by GEC or Lender, without any right to compensation, title to the Work already owned by GEC, together with Subcontracts as may be designated by GEC, and assign to GEC to the extent assignable issued Governmental Authorizations, patents and other proprietary rights, if any, then held by Contractor pertaining to the Facility; and

16.1.4.5	remove from the Site equipment and rubbish; and

16.1.4.6	deliver to GEC design and other information already prepared by Contractor for the Project and as may be reasonably requested by GEC for the completion and operation of the Facility; and

16.1.4.7	supply any Contractor proprietary components needed for the completion and operation of the Facility that are not available from other persons on reasonable terms.

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16.1.5 Payment Obligations. If GEC terminates this Agreement pursuant to this Section 16.1, as soon as reasonably practicable after reaching Commercial Operation, GEC shall determine the total reasonable and necessary expenses incurred and accrued by GEC in connection with the termination of this Agreement and the completion of the Work, including amounts charged by any Replacement Contractor to finish the Work based on the obligations such Replacement Contractor assumes under this Agreement and under any of Contractor’s Subcontracts that GEC elects to have assigned to such Replacement Contractor pursuant to Section 16.1.4.4. Contractor shall be entitled to be paid any unpaid portion of the Contract Price attributable to the Work executed by Contractor prior to the date of termination, the value of any unused or partially used materials on the Site furnished by Contractor which are taken over by GEC and have not already been paid for as part of the Contract Price paid to Contractor, and the costs, if any, incurred by Contractor in protecting the Work pursuant to Section 16.1.4.1. Any sums due to GEC from Contractor accruing prior to the date of termination shall be deducted from the amount to be paid to Contractor pursuant to the foregoing. If the total expenses incurred by GEC in completing the Facility as set forth above exceed the balance of the Contract Price unpaid at the time of Contractor’s default, then Contractor shall be liable for and shall pay to GEC upon written demand by GEC the amount of such excess. Any such amount payable by the Contractor may be deducted by GEC from any portion of the Contract Price or other amounts due to Contractor under this Section 16.1.5.

16.2 Optional Cancellation by GEC.

16.2.1 Rights. GEC may cancel this Agreement at any time for its convenience on thirty (30) days written notice to Contractor. Upon receipt of any such notice, Contractor shall, unless the notice directs otherwise:

16.2.1.1	immediately discontinue the Work on the date and to the extent specified in such notice;

16.2.1.2	place no further orders or enter into Subcontracts for Equipment; and

16.2.1.3	promptly make every reasonable effort to procure cancellation upon terms satisfactory to GEC of orders, Subcontracts and rental agreements; and

16.2.1.4	deliver to GEC design and other information prepared hereunder with respect to the Facility as may be reasonably requested by GEC and which has been paid for by GEC, including drawings, plans, specifications, studies, reports and other information prepared hereunder as of the date of termination; and

16.2.1.5	thereafter execute only that portion of the Work directed by GEC as may be necessary to preserve and protect Work already in progress and to protect Equipment at the Site or in transit thereto.

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16.2.2 Remedies. Contractor waives any claims for consequential damages, including loss of anticipated profits for uncompleted Work, on account of a termination by GEC or GEC pursuant to this Section 16.2.2 and shall accept as its remedy the following:

16.2.2.1	if such cancellation occurs on or prior to the Full Notice to Proceed Issue Date, Contractor shall be entitled to a cancellation fee of one percent (1%) of Contract Price; and

16.2.2.2	if such cancellation occurs after the Notice to Proceed Issue Date, Contractor shall be entitled to payment of the Contract Price attributable to the Work (including any work in progress, components and other supplies specifically purchased, prepared or fabricated off the Site for the Facility and not returned to vendor’s stock, or Equipment for subsequent incorporation at the Site) properly performed by Contractor and its Subcontractors as of the effective date of cancellation, including any unpaid retention; the costs reasonably incurred by Contractor in removing its equipment from the Site and in the repatriation of Contractor’s and any Subcontractor’s personnel; the costs incurred by Contractor in protecting the Work pursuant to Section 16.2.1.5 above and reimbursement for any Subcontractor termination costs; and any charges and other out-of-pocket expenses reasonably incurred by Contractor as a result of such cancellation which, in the circumstances, cannot reasonably be avoided by Contractor and are a direct result of such termination. Contractor shall use reasonable efforts to minimize any such costs of cancellation. GEC shall have the option of having any Work delivered to the Site or, at GEC’s expense, to such other place as GEC shall reasonably direct. Payments for cancellation under Section 16.2 of the costs above times 1.1 of such costs for overheads and administration plus an amount equal to ten percent (10%) of the unpaid balance of the Contract Price as its fee shall be due Contractor within fifteen (15) Days of GEC’s receipt of a substantiated, itemized invoice and the delivery of any such Work.

16.3 Termination by Contractor.

16.3.1 Termination for GEC’s Inability to Perform. If any proceeding is instituted against GEC seeking to adjudicate GEC as a bankrupt or insolvent and such proceeding is not dismissed within sixty (60) days of filing, or if GEC makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of GEC, or if GEC files a petition seeking to take advantage of any other applicable Law relating to bankruptcy, insolvency, reorganization, winding up or

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composition or readjustment of debts, or if GEC admits in writing its inability to pay its debts when due, Contractor may stop its Work or terminate this Agreement effective immediately upon giving written notice of such stop Work or termination to Owner.

16.3.2 Termination for GEC Failure to Perform. Contractor may stop Work or terminate this Agreement if:

16.3.2.1	GEC fails to pay Contractor any undisputed amount due under any invoice within twenty (20) days after the amount became payable; or

16.3.2.2	GEC materially fails to observe or perform any of its material covenants or agreements contained in this Agreement; then in any such case, if GEC fails to correct such condition with thirty (30) Days of receipt of written notice from Contractor stating the nature of the condition and requiring GEC to remedy the same, or if such default is non-monetary and is not capable of being remedied within such thirty (30) Days to diligently commence to correct such condition within fifteen (15) Days of receipt of such written notice and to complete the correction within forty-five (45) Days after receipt of such notice;or

16.3.2.3	the Work is suspended for more than six (6) consecutive months pursuant to Section 16.4 or by reason of Force Majeure.

Any such stop work or termination shall be without prejudice to any existing rights, powers, or remedies of Contractor under this Agreement.

16.3.3 Removal of Equipment. If this Agreement is terminated under Section 16.3.1 or 16.3.2 hereof, Contractor shall be entitled to remove immediately all Contractor’s construction equipment and temporary work which is on the Site and take ownership of any Equipment pending payment of all amounts due Contractor.

16.3.4 Payment on Termination by Contractor. If this Agreement is terminated or Work is stopped under Section 16.3.1 or 16.3.2, Contractor shall be entitled to payment on the same basis as if the carrying out of the Work had been canceled for Owner’s or GEC’s convenience under Section 16.2.

16.4 Suspension of Work.

16.4.1 Suspension of Work by GEC.

16.4.1.1

GEC may, at any time and from time to time and for any reason, by written notice to Contractor, suspend the carrying out of the Work or any part thereof. Contractor shall, on such written notice of GEC, suspend the carrying out of the Work or any part thereof for such time and in such manner as GEC may require and shall during any such suspension

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properly protect and secure the Work in such manner as GEC shall reasonably require. Unless otherwise instructed by GEC, Contractor shall during any such suspension maintain its staff and labor on or near the Site ready to proceed with the Work upon receipt of GEC’s further instructions. A suspension by GEC shall constitute a Change entitling Contractor to a Change Order to make appropriate adjustments under the Agreement as provided in Section 6.5.

16.4.1.2	GEC may at any time following a suspension give notice to Contractor to proceed with the Work previously suspended.

16.4.1.3	Upon receipt of any such notice to proceed, Contractor shall examine the Equipment affected by the suspension and shall, at GEC’s expense, make good any deterioration of or damage to such Equipment that may have occurred during the suspension (unless resulting from any breach by Contractor of its obligations to protect and secure the Work) and shall proceed with the Work previously suspended.

16.4.2 Suspension of Work by Contractor.

16.4.2.1	Contractor may, by giving fifteen (15) days notice in writing to GEC, suspend the carrying out of the Work or any part thereof if GEC fails to pay Contractor any undisputed amount due under any invoice within twenty (20) days after the amount becomes payable under this Agreement, unless prior to the end of the fifteen (15) days notice period GEC has paid the overdue amount. During any such suspension Contractor shall properly protect and secure the Work in such manner, as GEC shall require. Unless otherwise instructed by GEC, Contractor shall during any such suspension maintain its staff and labor on or near the Site ready to proceed with the Work immediately upon receipt of the overdue amount. A suspension by Contractor shall constitute a Change entitling Contractor to a Change Order to make appropriate adjustments under the Agreement as provided in Section 6.5.

16.4.2.2	Upon payment by GEC of such overdue amount, Contractor shall examine the Equipment affected by the suspension and shall, at GEC’s expense, make good any deterioration or damage, to or of such Equipment that may have occurred during the suspension (unless resulting from any breach by Contractor of its obligations to protect and secure the Work) and shall proceed with the Work previously suspended.

16.4.3 Adjustment and Compensation for Suspension. In the event of a suspension of the Work pursuant to this Section 16.4, Contractor shall be entitled to a Change Order

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for reimbursement, on a monthly basis in accordance with the invoicing and payment provisions set forth in Section 7.2, for all actual direct out-of-pocket costs plus Contractor’s personnel costs at Contractor’s rates in effect at the time (verified to GEC’s reasonable satisfaction) which are reasonably incurred by Contractor as a result of such suspension and any increase in cost or delays resulting from such suspension times 1.1 to cover overhead and administrative costs.

ARTICLE XVII

FORCE MAJEURE

17.1 Meaning of Force Majeure.

“Force Majeure” shall mean any event or circumstance or combination of events or circumstances beyond the reasonable control of either Party that adversely affect the performance by Contractor of its obligations under or pursuant to this Agreement including but not limited to:

•

war, riot, terrorism, public disorder, demonstrations, civil commotion and sabotage; hurricane, tornado, flooding or other unusually severe weather condition in the area of the Facility; fire, landslide, sinkhole, earthquake, plagues or epidemics or other acts of God or other circumstances unforeseen by Contractor or GEC; or

•	national or local strikes, lockouts, work stoppage, labor disputes and other such actions by workers; or

•	expropriation of the Facility or Site; or

•

Change-in-Law or any act or failure to act on the part of any governmental authority or any delay on the part of any governmental authority that adversely affects performance (or delays performance) under this Agreement.

17.2 Excused Performance.

Contractor shall be excused from performance and shall not be considered to be in default with respect to any obligation hereunder, except for any contractual obligations to pay money in a timely manner for Work actually performed or other liabilities actually incurred, if and to the extent that its failure of, or delay in, performance is due to an event of Force Majeure; provided, that:

•

Contractor gives GEC written notice describing the particulars of the Force Majeure as soon as is reasonably practicable but in no event later than three (3) Business Days after Contractor first becomes aware of the occurrence or commencement of such event;

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•	The suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure;

•	No obligations of Contractor which arose before the occurrence causing the suspension of performance that remain unaffected by the Force Majeure are excused as a result of the occurrence;

•	Contractor uses reasonable efforts to overcome or mitigate the effects of such occurrence on its ability to discharge its obligations under the Agreement; and

•

When Contractor is able to resume performance of its affected obligations under this Agreement, Contractor shall give Owner written notice to that effect and shall promptly resume performance hereunder.

17.3 Dispute As To Whether Force Majeure Has Occurred.

In the event that the parties are unable in good faith to agree that an event of Force Majeure has occurred, the parties shall submit the dispute for resolution pursuant to Article XIX. A Force Majeure shall constitute a Change entitling Contractor to a Change Order to make appropriate adjustments under the Agreement as provided in Section 6.5.

17.4 Owner Self-Help.

If within a reasonable time after an event of Force Majeure has occurred that has caused Contractor to suspend or delay performance of the Work, reasonable action that Contractor could lawfully and reasonably initiate to remove or relieve either the Force Majeure or its direct or indirect effects has been identified and recommended to Contractor by GEC, and Contractor has failed to take such action for which GEC has agreed to pay in writing, then GEC may, in its sole discretion and after fifteen (15) days written notice to Contractor, at Contractor’s expense, initiate such reasonable measures as will be designed to remove or relieve such Force Majeure or its direct or indirect effects, and thereafter require Contractor to resume full or partial performance of the Work in accordance with the provisions of this Agreement.

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ARTICLE XVIII

INDEMNITIES

18.1 Contractor Indemnity.

Up to the proceeds received from the insurances placed by Contractor and GEC hereunder, Contractor agrees to indemnify, defend and hold harmless the GEC Indemnities from and against any claims, demands, losses, damages, causes of action, suits, and liabilities (including expenses of litigation, court costs and reasonable attorneys’ fees) (a) attributable to bodily injury (including death) or property damage of third parties to the extent caused by the negligence or willful misconduct of Contractor, or (b) attributable to any bodily injury (including death) or property damage (including property of Contractor or GEC) caused by any spill or release of Hazardous Substances brought onto the Site by Contractor or a breach by Contractor of Section 3.18.2 by Contractor or its Subcontractors.

18.2 GEC Indemnity.

Up to the proceeds received from the insurances placed by Contractor and GEC hereunder, GEC, on behalf of itself, its affiliates, successors, assigns, officers, directors, employees, and agents (each an “GEC Indemnitor”), agrees to indemnify, defend and hold harmless the Contractor, its affiliates, successors, assigns, officers, directors, employees, Subcontractors and agents, from and against any claims, demands, losses, damages, causes of action, suits, and liabilities (including expenses of litigation, court costs and reasonable attorneys’ fees) (a) attributable to bodily injury (including death) or property damage of third parties to the extent caused by the negligence or willful misconduct of an GEC Indemnitor or (b) attributable to bodily injury (including death) or property damage (including property of Contractor or GEC) caused by any Hazardous Substances not brought onto the Site by Contractor or its Subcontractors.

18.3 Notice.

Each party shall promptly notify the other in writing of any claims from any third party, which may be covered by the indemnities set forth in this Article XVIII. Without limiting the generality of the foregoing, GEC shall notify Contractor in writing as soon as GEC shall receive notice of any claims of infringement of patents or other proprietary rights occurring in connection with Contractor’s performance of the Work. In turn, Contractor shall timely notify GEC in writing of any claims which Contractor may receive alleging infringement of patents or other proprietary rights, which may affect Contractor’s performance of the Work.

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18.4 Defense of Claims.

The indemnifying party, under Section 18.1 and 18.2, (the “Indemnitor”) shall have sole charge and direction of the defense of any suit or proceeding based on any claim, demand, loss, damage, cause of action, suit on liability for which Indemnitor is responsible under any such Section. The indemnified party (the “Indemnitee”) shall give the Indemnitor such assistance as the Indemnitor may reasonably require in such defense, and shall have the right to be represented in such defense by counsel of its own choice at its own expense. If the Indemnitor fails to defend diligently such suit or proceeding, the Indemnitee may, in its reasonable discretion, either defend such suit or proceeding or settle the claim which is the basis thereof, without the consent of the Indemnitor, without relieving the Indemnitor of its obligation under Section 18.1, 18.2, or 18.3, and in either case the Indemnitor shall reimburse the Indemnitee for its expenses, court costs and reasonable attorneys’ fees.

ARTICLE XIX

DISPUTE RESOLUTION

19.1 Negotiation.

Any controversy, claim, dispute or difference of opinion arising out of or relating to this Agreement shall be settled, if possible, by amicable negotiation between the parties. A procedure for good faith resolution at the project level shall be established after the Full Notice to Proceed is issued and will include at least one level of resolution among senior corporate officers of the parties.

19.2 Technical Expert

If any dispute cannot be resolved pursuant to Section 19.1 herein and the dispute relates to the determination of technical issues under Sections 6.2, 6.3, 6.6, 11.4 and 11.5.1, or other technical issues as mutually agreed by GEC and Contractor, such dispute shall be first referred for expert for determination by the expert (“Technical Expert”) selected within 15 (fifteen) Days of the execution of this Agreement by GEC and Contractor.

19.3 Arbitration Agreement

Any controversy, claim, or dispute between the parties arising out of or relating to this Agreement, or the breach, termination, or validity thereof that cannot be resolved pursuant to either Section 19.1 or 19.2 herein, shall be settled by American Arbitration Association. The arbitration proceedings shall be conducted in a mutually agreed location in Ohio. The language of the arbitration shall be English.

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19.4 Continuation of Performance

The occurrence or existence of a Dispute concerning this Agreement shall not release either of the Parties from the obligation to perform its obligations hereunder.

ARTICLE XX

PROPRIETARY AND CONFIDENTIAL INFORMATION

20.1 Proprietary and Confidential Information.

Subject to Article 16, GEC and Contractor for a period of ten (10) years from Commercial Operation shall not disclose the Confidential Information other than to its Representatives. “Representatives” as used in this Agreement shall include directors, officers, employees, auditors, counsel, Lenders, any party to a Project Agreement and Affiliates and such Affiliate’s directors, officers, employees, auditors, and counsel. “Affiliate” as used in this Agreement shall include for any party any person or entity that such party controls, is controlled by or is under common control with such party. It is understood (i) that any Representative receiving Confidential Information shall be informed of the obligation of nondisclosure pursuant to this Agreement and (ii) GEC and Contractor shall each be responsible for any breach of this Agreement by its Representatives.

20.2 Notice Preceding Compelled Disclosure.

If Contractor or GEC or any Representative of either is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or other law or legal process) to disclose any Confidential Information, such party will promptly notify the other party of such request or requirement so that the other party may seek an injunction, appropriate protective order or grant a waiver of compliance with the provisions of this Agreement. If, in the absence of an injunction, protective order or the receipt of a waiver hereunder, such party is, in the opinion of counsel, compelled by such law or legal process to disclose the Confidential Information, then such party may disclose only such of the Confidential Information as is required and provided that it exercises reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information, there shall be no liability for the disclosure of Confidential Information pursuant to this sentence.

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20.3 Definition of “Confidential Information”.

The term “Confidential Information” shall mean information furnished by one party to the other subsequent to the date of this Agreement relating to the Facility. Confidential Information shall also include written information generated by a party or its Representatives that contains, reflects or is derived from furnished Confidential Information. The term written information shall include information recorded or stored in a digital format on electronic, magnetic or optical media. The following will not constitute Confidential Information for purposes of this Agreement: (a) information which is or becomes publicly available other than as a result of a disclosure in violation of this Agreement, (b) information which was already known to the recipient prior to being furnished pursuant to this Agreement, and (c) information which becomes available on a non-confidential basis from a source other than the disclosing party if such source was not subject to any prohibition against transmitting the information to recipient.

20.4 Remedies.

Money damages would not be a sufficient remedy for any breach of the above provisions of this Article 20 and the disclosing party shall be entitled to seek specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach but shall be in addition to other remedies available at law or in equity.

20.5 Control of Software and Other Proprietary Material.

GEC recognizes that the software and other proprietary intellectual software and other intellectual property provided by Contractor to GEC as part of the Scope of Work carries with it certain restrictions on use and copying of software and that such software will not be duplicated, used, printed, displayed, modified or disclosed or provided to a third party without the express written authorization of Contractor, provided, that GEC shall have the right to assign the benefit of such software and other intellectual property and such license to Lender in connection with granting a security interest in the Facility, to a GEC or Utility in connection with a transfer of the Facility, or to any subsequent GEC or assignee of the same. Contractor represents and warrants that it has the rights and licenses necessary for it to provide such software and such other intellectual property to GEC as contemplated in this Agreement and grants GEC an irrevocable, non-exclusive and fully paid license for the use of such software in connection with the construction and operation of the Facility. Such license allows GEC only the limited right to use the software as contained herein and shall not convey any title to or ownership in the software to GEC or any Person to whom GEC is permitted to assign its interests therein. GEC agrees to indemnify Contractor against any third party claims made against Contractor resulting from unauthorized duplication of such software by GEC.

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ARTICLE XXI

SECURITY

Surety Bonds. Contractor shall provide GEC the surety bonds, issued by a surety rated at least “A” by Standard & Poor’s Corporation and at least “A2” by Moody’s Investors Service as provided in Section 13.2 of this Agreement at the time of Mobilization of the Electrical and Mechanical Subcontractors.

ARTICLE XXII

MISCELLANEOUS PROVISIONS

22.1 Governing Law.

This agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Ohio (without giving effect to the principles thereof relating to conflicts of laws).

22.2 Notice.

Any notice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall be hand delivered or sent by certified letter or facsimile (subject to confirmation of receipt) to the address or telefax number set forth below.

To GEC:

Attention: President

Gasification Engineering Corporation

Suite 2650, 312 Walnut Street

Cincinnati, OH 45202

(513) 621-0077 (tel)

(513) 621-5947 (fax)

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To Contractor:

Attn: Project Director

Industrial Construction Company, Inc.

10060 Brecksville Road

Brecksville, OH 44141

(440) 746-9200 (tel)

(440) 717-9570 (fax)

Each party to this Agreement shall have the right to change the place to which notice shall be sent or delivered by similar notice sent in like manner to the other party. The effective date of any notice issued pursuant to this Agreement shall be as of the addressee’s receipt of such notice.

22.3 Assignment.

Except as set forth below in this Section 22.3, this Agreement may be assigned only with the prior written consent of the other party to this Agreement. GEC may assign this Agreement and any rights or obligations hereunder to any Lender or any trustee or agent of any Lender as collateral security (and in connection therewith, Contractor shall execute and deliver to the Lender a consent agreement in a form reasonably requested by Lender and agreed upon by Contractor); and Contractor may assign this Agreement and any rights or obligations hereunder to any Lender or any trustee or agent of such Lender as collateral security (and in connection therewith, GEC shall execute and deliver to the Lender a consent agreement in a form reasonably requested by Lender and agreed upon by GEC) GEC may assign this Agreement to any affiliate of GEC, provided that GEC unconditionally guarantees the performance of such affiliates’ obligations under the Agreement pursuant to the terms of an assignment agreement mutually agreed upon between the parties and provided Lender provides evidence that funds will remain available to enable Contractor to complete the Work. Likewise, Contractor (or partner) may assign this Agreement to any affiliate(s). Any purported assignment not in compliance with this Section 22.3 shall be void and without force or effect.

22.4 Miscellaneous.

22.4.1 Entire Agreement . This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and reflects the prior agreements and commitments with respect thereto. There are no other oral understandings, terms or conditions and neither party has relied upon any representation, express or implied, not contained in this Agreement.

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22.4.2 Amendments . No change, amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment or modification shall be in writing and duly executed by both parties hereto.

22.4.3 Joint Effort . Preparation of this Agreement has been a joint effort of the parties and the resulting document shall not be construed more severely against one of the parties than against the other.

22.4.4 Captions . The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained herein.

22.4.5 Severability . The invalidity of one or more phrases, sentences, clauses, sections or articles contained in this Agreement shall not affect the validity of the remaining portions of the Agreement so long as the material purposes of this Agreement can be determined and effectuated.

22.4.6 No Waiver . Any failure of any party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such party thereafter to enforce such provisions or require compliance with such terms.

22.4.7 Successors and Assigns . This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

22.4.8 Exhibits . The exhibits referenced in this Agreement shall be incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement.

22.4.9 Obligations . Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Contractor and GEC.

22.4.10 Further Assurances . Contractor and GEC agree to provide such information, execute and deliver any instruments and documents (as mutually agreed upon) and to take such other actions as may be necessary and reasonably requested by the other party (and acceptable to said party) which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

22.4.11 Priority. In the event of any conflict or inconsistency between the various provisions of this Agreement (including Exhibits) and other incorporated or associated documentation, the terms and conditions of this Agreement shall control.

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22.4.12 Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both parties.

22.4.13 Survival. The indemnities set forth in this Agreement shall survive the completion of the Work or termination of this Agreement for one year.

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IN WITNESS WHEREOF, General Contractor and Contractor executed this Agreement as of the date first written above.

General Contractor:

Gasification Engineering Corporation

By:	/s/ Dwight N. Lockwood
Name:	Dwight N. Lockwood, PE, QEP
Title:	President

Contractor:

Industrial Construction Company, Inc.

By:	/s/ Walter P. Kerr
Name:	Walter P. Kerr
Title:	President

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